Exhibit 4.26
EXECUTION VERSION
AMENDMENT AND RESTATEMENT AGREEMENT
Dated 12 June 2008
for
CASCAL N.V.
as the Borrower
arranged by
HSBC BANK PLC
as Arranger
and
HSBC BANK PLC
acting as Agent
and
HSBC BANK PLC
acting as Security Agent
and
HSBC BANK PLC
acting as Issuing Bank
RELATING TO A FACILITY AGREEMENT ORIGINALLY DATED 25 JUNE 2007, AS AMENDED
AND RESTATED ON 2 NOVEMBER 2007 AND AS FURTHER AMENDED ON 19 NOVEMBER 2007
Ref: Neil Harnby/Nicholas Zaklama
Linklaters LLP

(i)

THIS AGREEMENT is dated 12 June 2008 and made between:
(1)	CASCAL N.V. (the “Borrower”);

(2)	CASCAL SERVICES LIMITED as an Obligor (“CSL”);

(3)	THE COMPANIES listed in Schedule 1 as original guarantors (the “Original Guarantors”);

(4)	BIWATER INVESTMENTS LIMITED (the “Former Guarantor”);

(5)	HSBC BANK PLC as mandated lead arranger (the “Arranger”);

(6)	HSBC BANK PLC as lender (the “Original Lender”);

(7)	HSBC BANK PLC as facility agent of the other Finance Parties (the “Agent”);

(8)	HSBC BANK PLC as security agent for the Secured Parties (the “Security Agent”); and

(9)	HSBC BANK PLC as issuer of the Bank Guarantee (the “Issuing Bank”).
WHEREAS
(A)	The Parties (as defined below) entered into a US$30,000,000 facility agreement originally dated 25 June 2007, as amended and restated on 2 November 2007 and as further amended on 19 November 2007 (the “Original Facility Agreement”).

(B)	The Borrower now wishes to and the Finance Parties have agreed to amend and restate the Original Facility Agreement so that it can be increased and used for the purposes more fully described in clause 3.1 (Purpose) of the Amended Agreement (as defined below).

(C)	The Parties now wish, therefore, to enter into this Agreement to record their agreement to the terms set out below.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Facility Agreement, as amended and restated in the form set out in Schedule 3 (Form of Amended Agreement).

“Effective Date” means the date of the notification by the Agent under Clause 2 (Conditions Precedent) or such other date as the Borrower and the Agent may agree.

“New Finance Documents” means this Agreement, the Amended Agreement and the Fee Letter referred to in Clause 6 (Fees) and any other document designated as such by the Agent and the Borrower.

“Party” means a party to this Agreement.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Amended Agreement has the same meaning in this Agreement.

(b)	The principles of construction set out in the Amended Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.

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1.4	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Original Facility Agreement, the Borrower and the Agent designate each of the New Finance Documents as a Finance Document under the Amended Agreement.

2.	CONDITIONS PRECEDENT

The provisions of Clause 4 (Amendment and Restatement) shall be effective only once the Agent has received all the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

3.	REPRESENTATIONS

Each Obligor makes the Repeating Representations, and the representations and warranties in clause 20.7 (No filing or stamp taxes), 20.14 (Security) and 20.21 (Shares) of the Original Facility Agreement, by reference to the facts and circumstances then existing:
(a)	on the date of this Agreement; and

(b)	on the Effective Date,
but as if references in clause 20 (Representations) to the Original Facility Agreement are instead references to this Agreement and, on the Effective Date, references to the Amended Agreement.

4.	AMENDMENT AND RESTATEMENT

4.1	Amendment and Restatement

With effect from the Effective Date, the Original Facility Agreement shall be amended and restated in the form set out in Schedule 3 (Form of Amended Agreement).

4.2	Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.3	Confirmation of Guarantee and Indemnity

Each Original Guarantor confirms that the provisions of the guarantee and indemnity contained in clause 19 of the Original Facility Agreement shall continue and remain in full force and effect on and after the Effective Date and shall extend to the obligations of the Obligors under the Finance Documents as amended and restated by this Agreement.

4.4	Former Guarantor

(a)	On and from the Effective Date, the Former Guarantor’s rights and obligations under the Original Facility Agreement shall be terminated and the Former Guarantor shall not be a party to the Amended Agreement.

(b)	For the purposes of this Clause 4.4, the provisions of clause 27.4 (Resignation of Guarantor) of the Amended Agreement shall be deemed to have been complied with.

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5.	TRANSACTION EXPENSES

The Borrower shall promptly on demand reimburse the Agent, the Arranger, the Security Agent and the Issuing Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent, the Arranger, the Security Agent and the Issuing Bank in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

6.	FEES

The Parties agree to enter into a new Fee Letter reflecting the terms of the new fee arrangements set out in the Amended Agreement and otherwise agreed between the Parties and upon execution of the new Fee Letter the Arranger, Agent, Security Agent and Issuing Bank agree to waive any fees due and payable under any Fee Letter executed prior to the date of this Agreement.

7.	MISCELLANEOUS

7.1	Incorporation of terms

The provisions of clause 36 (Notices) and clause 43 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

7.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	GOVERNING LAW

This Agreement is governed by English law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
The Original Guarantors

Name of Original Guarantor	Jurisdiction of Incorporation	Registration Number (or
		equivalent, if any)
BWS Finance Limited	England and Wales	05471977

Cascal Investments Limited	England and Wales	02215221

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SCHEDULE 2
Conditions Precedent
1.	Obligors

(a)	A copy of the constitutional documents of each Obligor (in relation to the Borrower, its deed of incorporation, articles of association and extract from the Dutch trade register (handelsregister)) or a certificate of an authorised signatory of each Obligor certifying that the constitutional documents previously delivered to the Agent for the purposes of the Original Facility Agreement have not been amended and remain in full force and effect as at the date of this Agreement.

(b)	A copy of a resolution of the board of directors or equivalent body of each Obligor and the Former Guarantor:
(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the New Finance Documents to which it is a party; and

(iv)	in relation to the Borrower:
(A)	stating that entering into this Agreement is allowed by the Borrower’s articles of association, and serves the best interest of the Borrower in the meaning of section 2:7 Dutch Civil Code (or equivalent legislation in its Relevant Jurisdiction if applicable), in form and substance acceptable to the Agent;

(B)	including a confirmation that it does not have a works council (ondernemingsraad); and

(C)	confirming that there is no conflict of interest or, if there is, that the general meeting of shareholders has not appointed any other person to act for the Borrower with regard to the transaction.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e)	A copy of a resolution signed by all the holders of the issued shares in each Guarantor, approving the terms of, and the transactions contemplated by, this Agreement.

2.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 5 (Transaction expenses) and Clause 6 (Fees) of this Agreement and clause 13 (Fees) of the Amended Agreement (as applicable) have been paid.

5

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transaction contemplated by this Agreement or for the validity and enforceability of this Agreement.

(c)	A certified copy of the latest financial statements for each Obligor if not already received by the Agent.

3.	Accession documents

An original Accession Letter executed by CSL under the terms of which CSL accedes to the Original Facility Agreement as an Additional Guarantor.

6

SCHEDULE 3
Form of Amended Agreement

7

EXECUTION VERSION
US$70,000,000
FACILITY AGREEMENT
Dated 25 June 2007
as amended and restated on 2 November 2007, as further amended on 19 November 2007 and as further amended and restated on 12th June 2008
for
CASCAL N.V.
as Borrower
arranged by
HSBC BANK PLC
as Mandated Lead Arranger
and
HSBC BANK PLC
acting as Agent
and
HSBC BANK PLC
acting as Security Agent
and
HSBC BANK PLC
acting as Issuing Bank
Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref Neil Harnby/Nicholas Zaklama

i

20 REPRESENTATIONS	56

21 INFORMATION UNDERTAKINGS	62

22 FINANCIAL COVENANTS	67

23 GENERAL UNDERTAKINGS	70

24 CSL ADDITIONAL COVENANTS AND UNDERTAKINGS	76

25 EVENTS OF DEFAULT	77

SECTION 9 CHANGES TO PARTIES	82

26 CHANGES TO THE LENDERS	82

27 CHANGES TO THE OBLIGORS	85

SECTION 10 THE FINANCE PARTIES	87

28 ROLE OF THE AGENT AND THE ARRANGER	87

29 ROLE OF THE SECURITY AGENT	92

30 EXPENSES	97

31 ORDER OF APPLICATION	97

32 CONDUCT OF BUSINESS BY THE FINANCE PARTIES	97

33 SHARING AMONG THE FINANCE PARTIES	98

SECTION 11 ADMINISTRATION	100

34 PAYMENT MECHANICS	100

35 SET-OFF	103

36 NOTICES	103

37 CALCULATIONS AND CERTIFICATES	104

38 PARTIAL INVALIDITY	105

39 REMEDIES AND WAIVERS	105

40 AMENDMENTS AND WAIVERS	105

41 COUNTERPARTS	106

SECTION 12 GOVERNING LAW AND ENFORCEMENT	107

42 GOVERNING LAW	107

43 ENFORCEMENT	107

SCHEDULE 1 THE ORIGINAL PARTIES	108

ii

iii

THIS AGREEMENT is dated 25 June 2007, as amended and restated on 2 November 2007, as further amended on 19 November 2007 and as further amended and restated on 12 June 2008 and made between:
(1)	CASCAL N.V. (the “Borrower”);

(2)	THE COMPANIES listed in Part I of Schedule 1 as original guarantors (the “Original Guarantors”);

(3)	HSBC BANK PLC as mandated lead arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

(5)	HSBC BANK PLC as facility agent of the other Finance Parties (the “Agent”);

(6)	HSBC BANK PLC as security agent for the Finance Parties (the “Security Agent”); and

(7)	HSBC BANK PLC as issuer of the Bank Guarantee (the “Issuing Bank”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceleration Date” means the date (if any) on which the Agent gives a notice under Clause 25.21 (Acceleration);

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter);

“Accounting Month” means each period of approximately thirty days ending on the last day of each calendar month in any financial year of the Borrower;

“Accounting Quarter” means each period of three Accounting Months ending on 31 March, 30 June, 30 September and 31 December in any financial year of the Borrower;

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae);

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors) ;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agreed Form” means, in relation to a document, that:
(a)	it is in a form initialled by or on behalf of the Borrower and the Agent on or before the signing of this Agreement for the purposes of identification; or

(b)	if not falling within paragraph (a), it is in form and substance satisfactory to the Agent (acting reasonably) and initialled by or on behalf of the Agent for the purposes of identification;
“Amendment Agreement” means an amendment agreement dated 12 June 2008 made between, amongst others, the Borrower, the Original Lenders, the Agent and the Security Agent;
“Amendment Date” means the date on which the Agent notifies the Borrower and Lenders that each of the conditions precedent under the Amendment Agreement have been satisfied pursuant to clauses 2 (Conditions Precedent) and 4 (Amendment and Restatement) of the Amendment Agreement;
“Applicable Accounting Principles” means Dutch GAAP and practices and financial reference periods used in the Original Financial Statements;
“Applicable Rate” means in relation to any overdue amount, the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Revolving Facility Loan in US Dollars of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably);
“Artesian Facilities” means any of the facilities entered into between BWH plc and The Royal Bank of Scotland and which are novated to Artesian Finance plc or Artesian Finance II plc as part of the securitisation programme for raising funds for BWH plc;
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;
“Availability Period” means, in relation to the Facilities, the period from and including the date of this Agreement to and including 31 March 2010;
“Available Commitment” means, in relation to a proposed Utilisation under a Facility, a Lender’s Commitment under that Facility minus:
(a)	the amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date;
other than that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date;
“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility;
“Bank Guarantee” means a bank guarantee substantially in an Agreed Form;
“Base Currency” means United States dollars;
“Base Currency Amount” means, in relation to a Guarantee Facility Utilisation, the amount specified in the Utilisation Request delivered by the Borrower for that Guarantee Facility Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Lender’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Lender receives the Utilisation Request) adjusted to reflect any repayment;
“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Revolving Facility Loan, a Bank Guarantee or an Unpaid Sum to the last day of the current Interest Period in respect of that Revolving Facility Loan, Bank Guarantee or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;
“BSTID” means the Borrower Security Trust and Intercreditor Deed dated 20 April 2005 as amended by a deed of amendment and restatement dated 30 April 2008;
“Budget” means the initial budget of the Borrower in the Agreed Form;
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York;
“Business Plan” means the business plan in relation to an acquisition for which the Total Consideration exceeds US$40,000,000 prepared by the Borrower and in the Agreed Form;
“BWH Holdings” means Bournemouth & West Hampshire Water Holdings Limited;
“BWHW Group” means Bournemouth and West Hampshire Water Group Limited;
“BWH plc” means Bournemouth & West Hampshire Water plc;
“Calculation Date” means the last day of an Accounting Quarter;
“Capital Expenditure” means any expenditure which should in accordance with the Applicable Accounting Principles be treated as capital expenditure in the audited consolidated financial statements of the Group;
“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, which is:
(a)	freely withdrawable on demand;

(b)	not subject to any Security (other than pursuant to any Security Document);

(c)	denominated and payable in freely transferable and freely convertible currency; and

(d)	capable of being remitted to an Obligor in the United Kingdom;
“Cash Equivalent Investments” means:
(a)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.;

(b)	commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. and with a maturity of less than 12 months; and

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b)) and with a maturity of less than three months, in each case not subject to any Security or Quasi Security (other than pursuant to any Security Document), denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to an Obligor in the United Kingdom;
“Cash Flow” has the meaning given to it in Clause 22 (Financial covenants);
“Charged Assets” means the assets over which Security is expressed to be created pursuant to any Security Document;
“Chargor” means any person expressed to create Security pursuant to any Security Document;
“Chief Financial Officer” means Steve Hollinshead and any replacement chief financial officer (or equivalent officer, as appropriate) from time to time of the Borrower;
“CIL” means Cascal Investments Limited (formerly Biwater Supply Limited);
“Collection Account” means the account of the Borrower with HSBC Bank plc, account number 67634020 with sort code 400515, Account Title: Cascal N.V. Collection Account or such other account as the Borrower, the Agent and the Security Agent may from time to time agree in writing;
“Collection Date” has the meaning given to it in Clause 9.10 (Collection Account);
“Commitment” means a Guarantee Facility Commitment or a Revolving Facility Commitment;
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate);
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form agreed between the Borrower and the Arranger on or prior to the date of this Agreement or in any other form agreed between the Borrower and the Agent;
“CSL” means Cascal Services Limited;
“CWC” means The China Water Company Limited;
“Debt Service” has the meaning given to it in Clause 22 (Financial covenants);
“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;
“Default Interest Rate” means a rate which, subject to Clause 10.3(b), is the sum of:
(a)	the Applicable Rate; and

(b)	one per cent. per annum;

“Discharge Date” means the date on which the Security Agent is satisfied that all obligations under the Finance Documents have been fully and irrevocably paid and discharged and all commitments of the Finance Parties under this Agreement have expired or been cancelled;
“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;
“Dormant Company” means a company:
(a)	which has been dormant since its incorporation or since the end of its previous financial year (and for this purpose “dormant” has the meaning given to it in Section 249 AA(4) of the Companies Act 1985 with regard to financial years beginning before 6 April 2008 and Section 1169 of the Companies Act 2006 for financial years beginning on and after 6 April 2008); and

(b)	which holds no shares in any other person (other than another Dormant Company).
“Dutch Company” means any Obligor or any Subsidiary of such Obligor incorporated in the Netherlands;
“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) dated 28 September 2006 published in the Dutch government gazette nr. 475 on 31 October 2006, as amended from time to time;
“Dutch GAAP” means generally accepted accounting principles, standards and practices in the Netherlands;
“Dutch Guarantor” means any Guarantor incorporated in the Netherlands;
“Dutch Obligor” means any Obligor incorporated in the Netherlands;
“EBITDA” has the meaning given to it in Clause 22 (Financial covenants);
“English Companies” means each Obligor and its Subsidiaries incorporated in England and Wales;
“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water);
“Environmental Law” means all laws and regulations of any relevant jurisdiction which:
(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)	provide remedies or compensation for harm or damage to the Environment; or

(c)	relate to Hazardous Substances or health and safety matters;
“Environmental Licence” means any Authorisation required at any time under Environmental Law;
“€” or “Euro” means the single currency unit of the Participating Member States;
“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default);
“Existing Indebtedness” means the Financial Indebtedness of the Group evidenced by the agreements set out in Schedule 11 (Existing Indebtedness) in the form they are in on the date of this Agreement without any further increase or other amendment that could result in increased liability, obligations or Financial Indebtedness for the relevant Group Member;
“Existing Security” means any Security granted pursuant to the agreements set out in Schedule 12 (Existing Security) in the form they are in on the date of this Agreement without any further amendment;
“Facility” means the Revolving Facility or the Guarantee Facility;
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;
“Fee Letter” means the letter dated on or about the date of this Agreement between the Arranger, the Agent, the Security Agent and the Borrower setting out the fees referred to in Clause 13 (Fees);
“Final IPO Date” means 28 February 2008 or such other date that the Lenders may agree with the Borrower;
“Finance Document” means this Agreement, each Accession Letter, each Security Document, the Fee Letter, each Transfer Certificate and any other document designated as such by the Agent and the Borrower;
“Finance Party” means each of the Agent, the Arranger, the Issuing Bank, the Lenders and the Security Agent;
“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Applicable Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(i)	the amount of any liability in respect of any credit for goods and services raised in the ordinary course of trade outstanding for more than 90 days after its customary date of payment; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i).
“Forecast Model” means a forecast model in an Agreed Form breaking down for a two year period the amount and source of revenue flowing into the Collection Account or the Operating Account and the amount and the beneficiary of outgoings made out of the Operating Account which shall be used by the Agent and the Lender(s) amongst other things to assess and measure the anticipated cashflows of the Borrower during the term of the Facility;
“GAAP” means:
(a)	in relation to the consolidated financial statements of the Group, Dutch GAAP; and

(b)	in relation to any member of the Group, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation;
“Group” means the Borrower and its Subsidiaries for the time being;
“Group Structure Chart” means the group structure chart provided on the date of this Agreement or any revised format presented thereafter;
“Guarantee Facility” means the guarantee facility made available under this Agreement as described in Clause 2.1(b) (The Facilities);

“Guarantee Facility Commitment” means:
(a)	in relation to an Original Guarantee Facility Lender, the amount in the Base Currency set opposite its name under the heading “Guarantee Facility Commitment” in Part I of Schedule 1 (The Original Parties) and the amount of any other Guarantee Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Guarantee Facility Lender, the amount in the Base Currency of any Guarantee Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement;
“Guarantee Facility Lender” means:
(a)	any Original Guarantee Facility Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Guarantee Facility Lender in accordance with Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Guarantee Facility Lender in accordance with this Agreement.
“Guarantee Facility Utilisation” means a Bank Guarantee or a Bid Bond Utilisation;
“Guarantor” means an Original Guarantor or an Additional Guarantor;
“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly;
“Holding Company” means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which it is a Subsidiary;
“Income Tax Act” means the Income Tax Act 2007;
“Initial Utilisation Date” means the date on which the initial Utilisation under the Facilities is, or is to be, made;
“Insolvency Event” means the occurrence of any of the events described in Clause 25.7 (Insolvency Proceedings) in relation to a member of the Group other than an Obligor;
“Insurance Proceeds” has the meaning given to it in Clause 9.5 (Mandatory prepayment - Insurance Proceeds);
“Intellectual Property” means all trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, topography rights, database rights, rights in confidential information and know-how, and any associated or similar rights anywhere in the world, which it now or in the future owns or (to the extent of its interest) in which it now or in the future has an interest (in each case whether registered or unregistered and including any related licences and sub-licences of the same granted by it or to it, applications and rights to apply for the same);
“Interest Period” means, in relation to a Revolving Facility Loan or a Bank Guarantee, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest);

“Intragroup Debt” means all present and future moneys, debts and liabilities due, owing or incurred by any member of the Group to any other member of the Group (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise);
“IPO” means initial public offering of no less than 20 per cent. of the shares of the Borrower;
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity;
“Lender’s Spot Rate of Exchange” means the Lender’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.;
“Lender” means a Revolving Facility Lender or a Guarantee Facility Lender;
“Liabilities” of a Chargor means all present and future moneys, debts and liabilities due, owing or incurred by it to any Finance Party under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise);
“LIBOR” means, in relation to any Revolving Facility Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for US Dollars or Interest Period of that Revolving Facility Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Revolving Facility Loan and for a period comparable to the Interest Period for that Revolving Facility Loan;
“Liquidation Proceeds” has the meaning given to it in Clause 9.6 (Mandatory prepayment - Liquidation Proceeds);
“Majority Guarantee Facility Lenders” means, at any time, a Guarantee Facility Lender or Guarantee Facility Lenders whose Available Commitments under the Guarantee Facility and participations in the Bank Guarantee then outstanding aggregate more than 66⅔ per cent. of the outstanding Bank Guarantee;
“Majority Lenders” means, at any time, a Lender or Lenders whose Available Commitments and participations in the Utilisations then outstanding aggregate more than 66⅔ per cent. of the Available Facilities and all the Utilisations then outstanding. For the purpose of this definition, the provisions of Clause 8.2 (Reduction of Revolving Facility and Guarantee Facility) shall not apply;
“Majority Revolving Facility Lenders” means, at any time, a Revolving Facility Lender or Revolving Facility Lenders whose Available Commitments under the Revolving Facility then outstanding aggregate more than 66⅔ per cent. of the Available Facility under the Revolving Facility then outstanding;
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae);

“Margin” means the following margin which shall apply to each relevant Interest Period:

Where the ratio of Net Borrowings to EBITDA for the Borrower is:	Margin (per cent. per annum)
(a) More than 3.0:1	2.00
(b) Between 2.5:1 and 3.0:1	1.75
(c) Between 2.0:1 and 2.5:1	1.50
(d) Less than 2.0:1	1.25
provided that:
(a)	if any change in margin occurs on a day which is not a Business Day, the revised margin shall apply from the Business Day following the date on which the change of margin occurs; and

(b)	the margin shall be the highest applicable rate above on and from the date on which:
(i)	an Event of Default occurs and is outstanding unless otherwise waived by the Agent; or

(ii)	the Borrower fails to deliver a Compliance Certificate to the Agent pursuant to Clause 21.3 (Compliance Certificate/Provisional Compliance).
“Margin Adjustment Dates” means the dates on which the Margin changes as set out in the definition of Margin;
“Material Adverse Effect” means a material adverse effect on or material adverse change in:
(a)	the financial condition, assets or business of any Obligor or any Regulated Subsidiary or the consolidated financial condition, assets or business of an Obligor and any Regulated Subsidiary;

(b)	the ability of any Obligor to perform and comply with its material obligations under any Finance Document;

(c)	the validity, legality or enforceability of any Finance Document; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

The above rules will only apply to the last Month of any period;
“Net Sale Proceeds” has the meaning given to it in Clause 9.4 (Mandatory prepayment — Net Sale Proceeds);
“New Revolving Facility Transfer Amount” means an amount equal to the Lender’s Revolving Facility Commitment on the date on which the New Revolving Commitment Lender accedes to this Agreement pursuant to Clause 5.5(b)(i) minus US$50,000,000;
“Non-Consenting Lender” has the meaning given to it in Clause 9.13 (Replacement of a Non-Consenting Lender or Non-Funding Lender);
“Non-Funding Lender” has the meaning given to it in Clause 9.13 (Replacement of a Non-Consenting Lender or Non-Funding Lender);
“Obligor” means the Borrower and each Guarantor;
“OFWAT” means the Water Services Regulation Authority;
“Operating Account” means the account of the Borrower with HSBC Bank plc account number 39632130 with sort code 400515, Account Title: Cascal N.V. — Operating Account or such other account as the Borrower, the Agent and the Security Agent may from time to time agree in writing;
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.6 (Conditions relating to Optional Currencies);
“Original Guarantee Facility Lender” means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Guarantee Facility Commitment;
“Original Financial Statements” means:
(a)	in relation to the Borrower, the special purpose audited consolidated financial statements of the Group for the financial year ended March 2007; and

(b)	in relation to each Original Obligor other than the Borrower and, its audited financial statements for its financial year ended March 2007;
“Original Obligor” means the Borrower or an Original Guarantor;
“Original Parent” means Biwater B.V.;
“Original Revolving Facility Lender” means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Revolving Facility Commitment;
“Original Total Commitments” means the aggregate of the Total Revolving Facility Commitments and the Total Guarantee Facility Commitments prior to the Amendment Date;
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;
“Party” means a party to this Agreement;
“Perfection Requirements” means the making of the appropriate registrations, filings or notifications of the Security Documents or any other applicable jurisdiction-specific perfection requirements as specifically contemplated by any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 27 (Changes to the Obligors);

“Permitted Acquisition” means an acquisition by any Obligor of any business or all or part of the issued share capital of a limited liability company where:
(a)	the total consideration (including associated costs and expenses and any Financial Indebtedness remaining in the acquired company or business at the date of acquisition) (the “Total Consideration”), does not exceed or is equal to US$40,000,000 (or its equivalent in another currency or currencies);

(b)	where the Total Consideration does exceed US$40,000,000 (or its equivalent in another currency or currencies) and the Agent, upon written request by the relevant Obligor, accompanied by a Business Plan, consents to such acquisition, provided that
(i)	no Event of Default is continuing on the closing date for that acquisition or would occur as a result of that acquisition;

(ii)	the acquired company carries on, or the business is, a business substantially the same as that carried on by the Group; and

(iii)	if that acquisition is of all of the issued share capital of a limited liability company, the relevant Obligor supplies to the Agent in sufficient copies for all the Lenders a copy (if any) of:
(A)	the most recent annual audited financial statements of that company (consolidated if it has Subsidiaries); and

(B)	the most recent management accounts of that company (consolidated if it has Subsidiaries); or
(c)	such acquisition is made with the prior written consent of the Agent.
“Permitted Disposal” means the sale, lease, transfer or other disposal:
(a)	of trading stock by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)	of assets by an Obligor or a Regulated Subsidiary to another Obligor or Regulated Subsidiary provided that the Security Agent is satisfied that the Finance Parties will enjoy the same or equivalent Security over those assets;

(d)	where the aggregate consideration receivable does not exceed US$100,000 (or its equivalent in another currency or currencies) in any financial year of the Borrower;

(e)	made on arm’s length terms in the ordinary course of trade or in connection with arm’s length transactions entered into for a bona fide commercial purpose in furtherance of the business;

(f)	made with the prior written consent of the Agent; or

(g)	the surrender or disposal of tax credits, losses, relief or allowances between any member of the Group that is done on arms length terms for bona fide commercial purposes and for full value;

“Permitted Financial Indebtedness” means:
(a)	any Financial Indebtedness arising under any Finance Document;

(b)	any Financial Indebtedness that is Existing Indebtedness;

(c)	any Financial Indebtedness arising under a Permitted Loan or a Permitted Guarantee;

(d)	any Financial Indebtedness incurred with the prior written consent of the Agent;
“Permitted Guarantee” means:
(a)	any guarantee arising under the Finance Documents;

(b)	any guarantee that is Existing Indebtedness;

(c)	any guarantee issued by a member of the Group which is not an Obligor or Regulated Subsidiary (as the case may be) in respect of the Financial Indebtedness of another member of the Group which is not an Obligor or Regulated Subsidiary (as the case may be);

(d)	any guarantee issued by a member of the Group which is not an Obligor or Regulated Subsidiary (as the case may be) in respect of the Financial Indebtedness of an Obligor or Regulated Subsidiary (as the case may be); or

(e)	any guarantee issued with the prior written consent of the Agent;
“Permitted Loan” means any loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group provided that such money shall be subordinated to this Agreement.
“Permitted Payment” means the following payments that can be made provided no Default is existing:
(a)	the Obligors and the Regulated Subsidiaries shall be permitted to downstream to Group companies any new money provided that such money shall be subordinated to this Agreement; or

(b)	the Obligors and the Regulated Subsidiaries will be permitted to inject funds into other Obligors or Regulated Subsidiaries for the purpose of curing any default (howsoever defined) of an Obligor or a Regulated Subsidiary on terms acceptable to the Lenders and subject to an appropriate threshold to be agreed with the Lenders;
“Permitted Security” means:
(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)	any retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to any member of the Group and not as a result of any default or omission by any member of the Group;

(c)	any Security or Quasi Security created pursuant to any Finance Document;

(d)	any Security or Quasi Security that is Existing Security; or

(e)	any Security or Quasi Security granted with the prior written consent of the Agent;

“PMP” means a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act;
“Prepayment Account” means the account of the Borrower with HSBC Bank plc, account number 67634039 with sort code 400515, Account Title: Cascal N.V. — Prepayment Account or such other account as the Borrower, the Agent and the Security Agent may from time to time agree in writing;
“Prepayment Date” has the meaning given to it in Clause 9.8 (Prepayment Account);
“Prepayment Proceeds” means Insurance Proceeds, Liquidation Proceeds, Termination Proceeds and Net Sale Proceeds which are credited to the Prepayment Account;
“Prepayment Receipt Date” has the meaning given to it in Clause 9.8 (Prepayment Account);
“Proceeds” means all income, dividends, receivables and other payments other than Prepayment Proceeds flowing, directly and indirectly, to the Borrower from its Subsidiaries or third parties and which are credited to the Collection Account or the Operating Account in accordance with the Forecast Model;
“Proportion” has the meaning given to it in Clause 6.1(a)(ii) (Utilisation — Bank Guarantee);
“Proposed Acquisitions” means the purchase by the Borrower or any of its direct or indirect Subsidiaries of each of:
(a)	100 per cent. of the issued share capital of Servilampa S.A. (“Target 1”);

(b)	100 per cent. of the issued share capital of Servicomunal S.A. (“Target 2”);

(c)	51 per cent. of the issued share capital EJV Company (“Target 3”) in relation to the acquisition of the concession to provide water to the Zhumadian region of the Henan Province in the People’s Republic of China (the “Zhumadian Concession”).
“Quasi Security” means a transaction under which any member of the Group will:
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;
“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“Receipt Date” has the meaning given to it in Clause 9.10 (Collection Account);
“Reference Banks” means, in relation to LIBOR and Mandatory Cost, the principal London offices of Lloyds TSB plc, HSBC Bank plc and Citibank, N.A. or such other banks as may be appointed by the Agent in consultation with the Borrower;
“Refinancing” means any refinancing, regearing, deferral, restructuring, rescheduling, repayment or extension of any existing debt by any Obligor or any Subsidiary thereof;
“Registration Rights Agreement” means an agreement dated 1 January 2008 relating to registration rights and other matters and made between the Borrower and Biwater Investments Limited;
“Regulated Subsidiary” means each of BWH Holdings and BWH plc and any of their Subsidiaries or, in circumstances where the business operations of either BWH Holdings and BWH plc are transferred to another member of the Group or are being carried out by another member of the Group, that member of the Group;
“Related Fund” means, in relation to a trust, fund or other entity, another trust, fund or other entity which is:
(a)	regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; and

(b)	has the same fund manager or asset manager or is owned by the same person as the first trust, fund or other entity;
“Relevant Interbank Market” means the London interbank market;
“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it;
“Relevant Period” has the meaning given to it in Clause 22.3 (Definitions);
“Renewal Request” has the meaning given in Clause 6.1(a)(iii);
“Repayment Date” means in relation to a Revolving Facility Loan, the last day of the Interest Period applicable to that Revolving Facility Loan;
“Repeating Representations” means each of the representations set out in Clause 20.1 (Status) to Clause 20.6 (Governing law and enforcement), Clause 20.8 (No default) to Clause 20.13 (No proceedings pending or threatened), Clause 20.15 (Legal and Beneficial Ownership) to Clause 20.17 (Environmental Laws and Licences), Clause 20.19 (Group Structure) to Clause 20.20 (No Financial Indebtedness, Guarantees or Security) and Clause 20.22 (Intellectual Property) to Clause 20.27 (Insurances);
“Reservations” means any general principles of law limiting the obligations of any Obligor which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 27 (Changes to the Obligors);

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1(a)
“Revolving Facility Commitment” means:
(a)	in relation to an Original Revolving Facility Lender, the amount set opposite its name under the heading “Revolving Facility Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Revolving Facility Lender, the amount of any Revolving Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement;
“Revolving Facility Lender” means:
(a)	any Original Revolving Facility Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Revolving Facility Lender in accordance with Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Revolving Facility Lender in accordance with this Agreement;
“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that Revolving Facility Loan;
“Rollover Loan” means one or more Revolving Facility Loan(s):
(a)	made or to be made on the same day that one or more maturing Revolving Facility Loan(s) is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan(s);

(c)	in the same currency as the maturing Revolving Facility Loan(s); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Revolving Facility Loan(s).
“Screen Rate” means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for US Dollars and period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;
“Security Documents” means:
(a)	the documents listed in paragraph 2 of Part II, paragraph 2 of Part III and (if applicable) paragraph 13 of Part IV of Schedule 2 (Conditions precedent); and

(b)	any other security document that may at any time be given as security for any of the Liabilities pursuant to or in connection with any Finance Document;
“Security Property” means any property secured pursuant to a Security Document;

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables);
“£” or “Sterling” means the lawful currency of the United Kingdom;
“Subsidiary” means in relation to any company, corporation or other legal entity, (a “holding company”), a company, corporation or other legal entity:
(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a subsidiary of another Subsidiary of the holding company, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body;
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);
“Taxes Act” means the Income and Corporation Taxes Act 1988;
“Termination Date” means 31 March 2010 in relation to the Revolving Facility and 31 March 2010 or such earlier date arising pursuant to Clause 6.7 (Renewal of a Bank Guarantee) in relation to the Guarantee Facility;
“Termination Proceeds” has the meaning given to it in Clause 9.7 (Mandatory prepayment - Termination Proceeds);
“Total Commitments” means, subject to Clause 5.5 (Additional Uncommitted Revolving Facility Commitments), the aggregate of the Total Revolving Facility Commitments and the Total Guarantee Facility Commitments, being US$70,000,000 at the Amendment Date;
“Total Guarantee Facility Commitments” means the aggregate of the Guarantee Facility Commitments, being US$10,000,000 at the Amendment Date;
“Total New Revolving Facility Commitments” means an amount of up to US$75,000,000;
“Total Revolving Facility Commitments” means, subject to Clause 5.5 (Additional Uncommitted Revolving Facility Commitments), the aggregate of the Revolving Facility Commitments, being US$60,000,000 at the Amendment Date;
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower;
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate;
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;
“US Dollar” and “US$” mean the lawful currency of the United States of America;

“Utilisation” means a Revolving Facility Loan or a Guarantee Facility Utilisation;
“Utilisation Date” means the date on which a Utilisation is, or is to be, made;
“Utilisation Request” means (in relation to a Revolving Facility Loan) a notice substantially in the form set out in Part I of Schedule 3 (Requests) or (in relation to a Bank Guarantee) a notice substantially in the form set out in Part II of Schedule 3 (Requests);
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature;
1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, the “Arranger”, any “Finance Party”, the “Issuing Bank”, any “Lender”, any “Obligor”, any “Party”, any “Finance Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	the Borrower providing “cash cover” for the Bank Guarantee means the Borrower paying an amount in US Dollars to an interest-bearing account in the name of the Borrower and the following conditions are met:
(A)	the account is with the Security Agent;

(B)	withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Bank Guarantee until no amount is or may be outstanding under that Bank Guarantee; and

(C)	if the Security Agent or the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent with which that account is held, creating a first ranking security interest over that account;
(iv)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(v)	“guarantee” means any guarantee, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	the Borrower “repaying” or “prepaying” a Bank Guarantee means:
(A)	that Borrower providing cash cover for that Bank Guarantee;

(B)	the maximum amount payable under the Bank Guarantee being reduced in accordance with its terms; or

(C)	the Issuing Bank being satisfied that it has no further liability under that Bank Guarantee, and the amount by which a Bank Guarantee is repaid or prepaid under Clauses 1.2(a)(x)(A) and 1.2(a)(x)(B) is the amount of the relevant cash cover or reduction;

(xi)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(xii)	a claim being made under a Bank Guarantee, or such a claim being paid by the Issuing Bank, shall include a reference to the inclusion of any amount due (actually or contingently) from the Issuing Bank under that Bank Guarantee in any account taken for the purposes of Rule 4.90 or Rule 2.85 of the Insolvency Rules 1986 in the insolvency proceedings of the beneficiary of that Bank Guarantee or any other person.

(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)	a time of day is a reference to London or New York time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4	Dutch Companies

In this Agreement, where it relates to a Dutch Company, a reference to:
(a)	a winding-up, administration or dissolution includes a Dutch entity being:
(i)	declared bankrupt (failliet verklaard); or

(ii)	dissolved (ontbonden);
(b)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(c)	insolvency includes a bankruptcy and moratorium;

(d)	a trustee in bankruptcy includes a curator;

(e)	an administrator includes a bewindvoerder;

(f)	“security right” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(g)	an attachment includes a beslag; and

(h)	a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.

SECTION 2
THE FACILITIES
2	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement:
(a)	the Revolving Facility Lenders make available to the Borrower a Revolving Facility in an aggregate amount equal to the Total Revolving Facility Commitments; and

(b)	the Guarantee Facility Lenders make available to the Borrower a Multicurrency revolving Guarantee Facility in an aggregate amount equal to the Total Guarantee Facility Commitments.
2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ agent

(a)	Each Obligor (other than the Borrower) irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give and receive all notices, consents and instructions, to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of and consents under any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower.
(b)	Each Obligor (other than the Borrower) confirms that:
(i)	it will be bound by any action taken by the Borrower under or in connection with the Finance Documents; and

(ii)	each Finance Party may rely on any action purported to be taken by the Borrower on behalf of that Obligor.

2.4	Acts of the Borrower

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Borrower;

(ii)	the Borrower acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Borrower to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Borrower and any other Obligor, those of the Borrower shall prevail.

3	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Revolving Facility:
(i)	towards financing the consideration payable by the Borrower for the Proposed Acquisitions (and the Borrower irrevocably authorises and directs the Agent to make the payments to the relevant recipients on its behalf);

(ii)	for general corporate purposes and working capital; and

(iii)	the transaction expenses incurred by the Borrower and/or each Finance Party in connection with the Finance Documents and the Proposed Acquisition.
(b)	The Borrower shall apply all amounts borrowed by it under the Guarantee Facility to enable the Issuing Bank to issue Bank Guarantees to replace certain existing guarantees issued on behalf of operating Subsidiaries of the Borrower which are currently secured with cash, to issue new Bank Guarantees, to renew Bank Guarantees or for such other purpose as the Agent may agree.

(c)	No amount borrowed under the Facilities shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Signing conditions precedent

This Agreement shall not be effective unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. For the avoidance of doubt, the Agent has notified the Borrower and Lenders that the conditions precedent in Part I of Schedule 2 (Conditions precedent) have been satisfied.

4.2	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. For the avoidance of doubt, the Agent has notified the Borrower and Lenders that the conditions precedent in Part II of Schedule 2 (Conditions precedent) have been satisfied.

4.3	Utilisation following the Amendment Date

On or after the Amendment Date, the Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in a form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.4	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.6 (Issue of a Bank Guarantee) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Revolving Facility Loan and, in the case of any other Revolving Facility Loan, no Default is continuing or would result from the proposed Revolving Facility Loan; and

(b)	in the case of any initial Utilisation, the representations and warranties set out in Clause 20 (Representations) which are made or deemed to be made on the date of the initial Utilisation Request and the Initial Utilisation Date in accordance with Clause 20.29 (Times when representations made) are true and, in the case of any other Utilisation, the Repeating Representations are true.
4.5	Maximum number of Utilisations

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(a)	more than ten Revolving Facility Loans would be outstanding; or

(b)	more than ten Guarantee Facility Utilisations would be outstanding.
4.6	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Guarantee Facility Utilisation or Revolving Facility Utilisation if:
(a)	it is for Sterling or Euros or any other currency approved by the Lenders on or prior to receipt by the Lenders of the relevant Utilisation Request for that Guarantee Facility Utilisation or Revolving Facility Utilisation (as applicable); and

(b)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Guarantee Facility Utilisation or Revolving Facility Utilisation (as applicable).

4.7	Unavailability of a currency

If before 3.00 p.m. on any Quotation Day:
(a)	the Optional Currency requested is not readily available to the Lenders in the amount required; or

(b)	compliance with the Lenders’ obligation to make a Guarantee Facility Utilisation in the proposed Optional Currency would contravene a law or regulation applicable to it, the Lenders will give notice to the Borrower to that effect by 5:00 p.m. on that day. In this event, the Lenders will be required to make the Guarantee Facility Utilisation available in the Base Currency (in an amount equal to the Base Currency Amount).

SECTION 3
UTILISATION
5	UTILISATION — REVOLVING FACILITY LOANS

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Revolving Facility by way of a Revolving Facility Loan by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Revolving Facility Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it specifies that it is for a Revolving Facility Loan;

(ii)	it identifies the Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v)	the proposed Interest Period complies with Clause 11 (Interest Periods); and

(vi)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Revolving Facility Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Revolving Facility Loan must be a minimum of US$1,000,000 (or, if in an Optional Currency, an amount equivalent to US$1,000,000 when converted pursuant to Clause 4.6(b)) for the Revolving Facility or in each case, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender participating in the Revolving Facility shall make its participation in each Revolving Facility Loan under the Revolving Facility available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Revolving Facility Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Revolving Facility Loan.

5.5	Additional Uncommitted Revolving Facility Commitments

(a)	Subject to Clauses 5.5(b) to (e), the Borrower shall have the option to increase the Total Revolving Facility Commitments to an amount up to the Total New Revolving Facility Commitments.

(b)	The Borrower may only exercise its option pursuant to Clause 5.5(a) if:
(i)	a bank or other financial institution (the “New Revolving Commitment Lender”) accedes by way of a Transfer Certificate to this Agreement as a New Lender pursuant to Clause 26.1 (Assignments and transfers by the Lenders);

(ii)	the Lenders’ Revolving Facility Commitment is reduced to a maximum amount of US$50,000,000 by way of a transfer of the New Revolving Facility Transfer Amount pursuant to Clause 26 (Changes to Lenders) in a form acceptable to the Lenders and Part II of Schedule 1 (The Original Parties) shall be considered to be amended accordingly;

(iii)	it pays:
(A)	a participation fee to the New Revolving Commitment Lender in an amount to be agreed between the Borrower, the New Revolving Commitment Lender and the Lenders; and

(B)	a placement fee to the Lenders in an amount to be agreed between the Borrower and the Lenders.
(c)	If the conditions set out in Clause 5.5(b) have been met, each Lender (including the New Revolving Commitment Lender) participating in the Revolving Facility shall make its participation under the Revolving Facility available by the Utilisation Date through its Facility Office.

(d)	The amount of each Lender’s (including the New Revolving Commitment Lender) participation in each Revolving Facility Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Revolving Facility Loan.

(e)	The Lenders shall be entitled, with the consent of the Borrower, to make such changes to any fees, interest or Margin payable under this Agreement as are necessary to ensure that the New Revolving Commitment Lender accedes to this Agreement as a New Lender.

(f)	The Lenders agree only to approach a potential New Revolving Commitment Lender following consultation with the Borrower.
6	UTILISATION — BANK GUARANTEE

6.1	General

(a)	In this Clause 6 (Utilisation — Bank Guarantee) and Clause 7 (Bank Guarantee):
(i)	“Expiry Date” means, for a Bank Guarantee, the last day of its Term;

(ii)	“Proportion” means, in relation to a Lender in respect of a Bank Guarantee, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment under the

Guarantee Facility to the Available Facility under the Guarantee Facility immediately prior to the issue of that Bank Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iii)	“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.7 (Renewal of a Bank Guarantee); and

(iv)	“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Bank Guarantee.
(b)	Any reference in this Agreement to:
(i)	the Interest Period of a Bank Guarantee will be construed as a reference to the Term of that Bank Guarantee;

(ii)	an amount borrowed includes any amount utilised by way of Bank Guarantee;

(iii)	a Utilisation made or to be made to the Borrower includes a Bank Guarantee issued on its behalf;

(iv)	a Lender funding its participation in a Utilisation includes a Lender participating in a Bank Guarantee;

(v)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Bank Guarantee; and

(vi)	an outstanding amount of a Bank Guarantee at any time is the maximum amount that is or may be payable by the Borrower in respect of that Bank Guarantee at that time.
(c)	Clause 5 (Utilisation — Revolving Facility Loans) does not apply to a Utilisation by way of Bank Guarantee.

(d)	In determining the amount of the Available Facility and a Lender’s Proportion of a proposed Bank Guarantee for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for an outstanding Bank Guarantee.

6.2	Guarantee Facility availability

(a)	An amount of the Guarantee Facility not exceeding the Available Facility may be utilised by way of Bank Guarantee.

(b)	If any Bank Guarantee is denominated in an Optional Currency, the Agent shall at regular intervals after the date of the Bank Guarantee recalculate the Base Currency Amount of that Bank Guarantee by notionally converting into the Base Currency the outstanding amount of that Bank Guarantee on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(c)	The Borrower shall, if requested by the Agent under Clause 6.2(b), ensure that within three Business Days sufficient Guarantee Facility Utilisations are prepaid to prevent the Base Currency Amount of the Guarantee Facility Utilisations exceeding the Total Guarantee Facility Commitments following any adjustment to a Base Currency Amount under Clause 6.2(b).

6.3	Delivery of a Utilisation Request for Bank Guarantee

The Borrower may request a Bank Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.4	Completion of a Utilisation Request for Bank Guarantee

Each Utilisation Request for a Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:
(a)	it specifies that it is for a Bank Guarantee;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Guarantee Facility;

(c)	the currency and amount of the Bank Guarantee comply with Clause 6.5 (Currency and amount);

(d)	the form of Bank Guarantee is attached;

(e)	the Expiry Date of the Bank Guarantee falls on or before the Termination Date applicable to the Guarantee Facility or as otherwise consented to by the Agent;

(f)	the Term of the Bank Guarantee shall be 12 months or as otherwise consented to by the Agent;

(g)	the delivery instructions for the Bank Guarantee are specified; and

(h)	the identity of the beneficiary of the Bank Guarantee is a beneficiary approved by the Issuing Bank and all the Guarantee Facility Lenders.
6.5	Currency and amount

(a)	The currency specified in a Utilisation Request for a Bank Guarantee must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Bank Guarantee must be such that its Base Currency Amount is less than or equal to the Available Commitment for the Guarantee Facility.

6.6	Issue of Bank Guarantee

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 6.8 (Issuing Bank right of refusal), the Issuing Bank shall issue a Bank Guarantee on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with Clause 6.6(a) if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
(i)	in the case of a Bank Guarantee renewed in accordance with Clause 6.7 (Renewal of a Bank Guarantee), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations are true.
(c)	The amount of each Guarantee Facility Lender’s participation in each Bank Guarantee will be equal to its Proportion.

(d)	The Agent shall notify the Issuing Bank and each Guarantee Facility Lender of the details of the requested Bank Guarantee and its participation in that Bank Guarantee by the Specified Time.

6.7	Renewal of a Bank Guarantee

(a)	The Borrower may request any Bank Guarantee issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Bank Guarantee except that the conditions set out in Clauses 6.7(d) and 6.7(g) shall not apply.

(c)	The terms of each renewed Bank Guarantee shall be the same as those of the relevant Bank Guarantee immediately prior to its renewal, except that:
(i)	its amount may be less than the amount of the Bank Guarantee immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Bank Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	If the conditions set out in this Agreement have been met, (and subject to Clause 6.8 (Issuing Bank right of refusal)) the Issuing Bank shall amend and re-issue any Bank Guarantee pursuant to a Renewal Request.

6.8	Issuing Bank right of refusal

(a)	The Agent has the right at any time to refuse to renew or issue a Bank Guarantee and require the Borrower to find a replacement bank to provide a replacement bank guarantee as soon as possible but in any event no later than 30 days prior to the Expiry Date of the existing Bank Guarantee.

(b)	The Borrower hereby agrees to provide a replacement bank guarantee in accordance with Clause 6.8(a).

7	BANK GUARANTEE

7.1	Immediately payable

If a Bank Guarantee or any amount outstanding under a Guarantee is expressed to be immediately payable, the Borrower shall repay or prepay that amount immediately.

7.2	Claims under a Bank Guarantee

(c)	The Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee requested by it and which appears on its face to be in order (a “claim”).

(d)	The Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim under that Bank Guarantee.

(e)	The Borrower acknowledges that the Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(f)	The obligations of a the Borrower under this Clause 7.2 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3	Indemnities

(a)	The Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee requested by the Borrower.

(b)	Each Guarantee Facility Lender shall (according to its Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Guarantee Facility Lender is not permitted (by its constitutional documents or any applicable law) to comply with Clause 7.3(b), then that Lender will not be obliged to comply with Clause 7.3(b) and shall instead be deemed to have taken, on the date the Bank Guarantee is issued (or if later, on the date the Lender’s participation in the Bank Guarantee is transferred or assigned to the Guarantee Facility Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Bank Guarantee in an amount equal to its Proportion of that Bank Guarantee. On receipt of demand from the Agent, that Guarantee Facility Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Proportion of the amount demanded.

(d)	The Borrower shall immediately on demand reimburse any Guarantee Facility Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Bank Guarantee.

(e)	The obligations of each Guarantee Facility Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Guarantee Facility Lender in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Guarantee Facility Lender under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:
(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any other person;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person or any non-

presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bank Guarantee or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Bank Guarantee or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bank Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.
7.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.5	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other person.

(d)	The Issuing Bank may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(g)	The Issuing Bank is not responsible for:
(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Issuing Bank, the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

7.6	Exclusion of liability

(a)	Without limiting Clause 7.6(b), the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Issuing Bank may rely on this Clause.

7.7	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Guarantee Facility Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to, those listed in Clauses 28.14(a) to (d).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
8	REPAYMENT OF REVOLVING FACILITY LOANS AND BANK GUARANTEES

8.1	Repayment of Revolving Facility Loans

The Borrower shall repay each Revolving Facility Loan on the relevant Repayment Date.

8.2	Repayment of Bank Guarantees

(a)	Subject to Clause 8.2(b), the Borrower shall repay each Bank Guarantee requested by the Borrower on the Termination Date.

(b)	Where the Agent has agreed that the Expiry Date for a Bank Guarantee shall extend beyond the Termination Date the Borrower shall provide full cash cover on terms acceptable to the Agent by the Termination Date until the Expiry Date and shall repay any such Bank Guarantee on the Expiry Date.

(c)	For the avoidance of doubt, in relation to this Clause 8.2 (Repayment of Bank Guarantees) only, the term ‘repay’ shall mean the cancellation of a Bank Guarantee in accordance with its terms or as otherwise agreed between the Borrower and the Agent.

9	PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender or the Issuing Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:
(a)	that Lender or the Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower:
(i)	the Commitment of that Lender will be immediately cancelled; and/or

(ii)	the Issuing Bank shall not be obliged to issue any Bank Guarantee;
(c)	the Borrower shall use its best endeavours to procure the release of any outstanding Bank Guarantee;

(d)	the Guarantee Facility shall cease to be available for the issue of a Bank Guarantee;

(e)	the Borrower shall:
(i)	repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(ii)	repay that Lender’s participation in or, as the case may be, the Issuing Bank’s maximum contingent liability under any Bank Guarantee requested by the Borrower on the Expiry Date of that Bank Guarantee or, if earlier, the date specified by the Lender or, as the case may be, the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
9.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$1,000,000) of an Available Facility. Any cancellation under this Clause 9.2 in respect of any Facility shall reduce the Commitment of each Lender rateably under that Facility.

9.3	Voluntary prepayment of Revolving Facility Loans

The Borrower may if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Revolving Facility Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the amount of the Revolving Facility Loan by a minimum amount of US$1,000,000) and, for the avoidance of doubt, prepayments under this Clause 9.3 shall include any interest accrued on the amount prepaid (subject to Break Costs) without penalty.

9.4	Mandatory prepayment — Net Sale Proceeds

(a)	In this Clause 9.4:

“Net Sale Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and any amount received in repayment of any Intragroup Debt) received by a member of the Group in connection with the sale, transfer or other disposal by any member of the Group of an asset exceeding US$100,000 (or its equivalent in another currency or currencies) after deducting:
(i)	fees and transaction costs properly incurred in connection with that sale, transfer or disposal; and

(ii)	Taxes paid or reasonably estimated by the Borrower to be payable (as certified by the Borrower to the Agent) as a result of that sale, transfer or disposal.
(b)	Each Obligor shall ensure and shall procure that each of its Subsidiaries shall ensure that any Net Sale Proceeds are paid into the Prepayment Account for application in accordance with Clause 9.9 (Application of Proceeds).

(c)	Each Obligor shall comply with Clause 9.4(b) except that: a Regulated Subsidiary shall only have to comply to the extent that it is permitted to do so pursuant to the terms of the BSTID.

9.5	Mandatory prepayment — Insurance Proceeds

(a)	In this Clause 9.5:

“Insurance Proceeds” means any proceeds (other than in relation to third party liabilities that are actually applied to meet such liabilities or in relation to consequential loss policies that are actually applied to cover operating losses, loss of profits or business interruption or circumstances where the proceeds received are reinvested in assets comparable or superior as to type value or quality) exceeding US$100,000 (or its equivalent in another currency or currencies) received by any member of the Group under or pursuant to any insurance policy (or equivalent) after the date of this Agreement.

(b)	Each Obligor shall ensure and shall procure that each of its Subsidiaries shall ensure that any Insurance Proceeds are paid into the Prepayment Account for application in accordance with Clause 9.9 (Application of Proceeds) except that a Regulated Subsidiary shall only have to comply to the extent that it is permitted to do so pursuant to the terms of the BSTID.

9.6	Mandatory prepayment — Liquidation Proceeds

(a)	In this Clause 9.6:

“Liquidation Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group in connection with an Insolvency Event after deducting fees and transaction costs properly incurred in connection with that Insolvency Event.

(b)	Each Obligor shall ensure and shall procure (subject to applicable laws and regulations) that each of its Subsidiaries shall ensure that any Liquidation Proceeds (or an equal amount) are paid into the Prepayment Account for application in accordance with Clause 9.9 (Application of Proceeds).

(c)	Clause 9.6(b) shall apply a Regulated Subsidiary to the extent that it is permitted to do so pursuant to the terms of the BSTID.

9.7	Mandatory prepayment — Termination Proceeds

(a)	In this Clause 9.7:

“Termination Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration) received by a member of the Group in connection with a termination payment, however defined, made in relation to any agreements, financial or otherwise, entered into by an Obligor and its Subsidiary thereof, after deducting any amounts required to be utilised by the relevant Obligor or Subsidiary thereof.

(b)	Each Obligor shall ensure and shall procure that their Subsidiaries shall ensure that any Termination Proceeds (or an equal amount) are paid into the Prepayment Account for application in accordance with Clause 9.10 (Application of Proceeds).

(c)	Clause 9.7(b) shall apply to a Regulated Subsidiary to the extent that it is permitted to do so pursuant to the terms of the BSTID.

9.8	Prepayment Account

(a)	Each Obligor shall ensure and procure that each of its Subsidiaries shall ensure that all Prepayment Proceeds (or an equal amount) are paid directly into (or as soon as practicable after receipt are transferred into) the Prepayment Account.

(b)	Within five Business Days after the date (the “Prepayment Receipt Date”) on which any such Prepayment Proceeds have been received by any member of the Group (or have become Prepayment Proceeds), the Borrower shall notify the Agent of the Prepayment Receipt Date, the amount in US Dollars equal or equivalent to those Prepayment Proceeds and the proposed date of prepayment of those Prepayment Proceeds (the “Prepayment Date”) (which must be at least five Business Days after the date of that notice).

(c)	No amount may be withdrawn or transferred from the Prepayment Account except:
(i)	to make the prepayments required under Clause 9.11 (Application of Proceeds); or

(ii)	with the prior consent of all the Lenders.
(d)	The Borrower hereby irrevocably authorises the Agent to withdraw amounts credited to the Prepayment Account and apply such amounts against cancellations and prepayments which are due under this Agreement in accordance with Clause 9.11 (Application of Proceeds).

9.9	Operating Account

(a)	Each Obligor shall ensure and procure each of its Subsidiaries shall ensure that all Proceeds are paid in accordance with the Forecast Model directly into (or as soon as practicable after receipt are transferred into the Operating Account but in any event no later than the subsequent Repayment Date.

(b)	The Borrower may continue to make withdrawals from the Operating Account in accordance with the Forecast Model until the occurrence of a Default.

(c)	After the occurrence of a Default, the Borrower hereby irrevocably authorises the Agent to transfer all amounts in the Operating Account to the Collection Account or to withdraw such amounts and apply such amounts against repayments, cancellations and prepayments which are due under this Agreement in accordance with Clause 9.11 (Application of Proceeds).

9.10	Collection Account

(a)	Each Obligor shall ensure and procure that each of its Subsidiaries shall ensure that all Proceeds are paid in accordance with the Forecast Model directly into (or as soon as practicable after receipt are transferred into) the Collection Account but in any event no later than the subsequent Repayment Date.

(b)	No amount may be withdrawn or transferred from the Collection Account except:
(i)	to make the payments required under Clause 9.11 (Application of Proceeds); or

(ii)	with the prior consent of all the Lenders.
(c)	The Borrower irrevocably authorises the Agent to withdraw amounts credited to the Collection Account and apply such amounts against cancellations, repayments and prepayments which are due under this Agreement in accordance with Clause 9.11 (Application of Proceeds).

(d)	Within five Business Days after the date (the “Receipt Date”) on which any Proceeds have been received by any member of the Group (or have become Proceeds), the Borrower shall notify the Agent of the Receipt Date, the amount in US Dollars equal or equivalent to those Proceeds and, if the Borrower elects to prepay, the proposed date of prepayment of those Proceeds (the “Collection Date”) (which must be at least five Business Days after the date of that notice).

9.11	Application of Proceeds

(a)	Any Proceeds, Prepayment Proceeds and, after the occurrence of an Event of Default, the monies standing to the credit of the Operating Account shall be applied in the following order, in each case until the relevant Utilisations or other liabilities have been satisfied in full:
(i)	first, in prepayment and permanent reduction pro rata of Revolving Facility Loans;

(ii)	second, in cancellation pro rata of any Available Commitment under the Revolving Facility; and

(iii)	third, to provide cash cover for any Bank Guarantee issued under the Guarantee Facility.
(b)	Any Proceeds, Prepayment Proceeds and monies standing to the credit of the Operating Account, to be applied in repayment and prepayment of any Revolving Facility Loan under Clause 9.11(a) shall be applied on the earlier of the Prepayment Date, the Collection Date and the Repayment Date relating to that Revolving Facility Loan.

9.12	Right of replacement of a single Lender or Issuing Bank

If:
(a)	any sum payable to any Lender or Issuing Bank by an Obligor is required to be increased under Clause 14.2(c) (Tax gross-up); or

(b)	any Lender or Issuing Bank claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues:
(i)
(A)	(if the circumstance relates to a Lender) arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations to a new or existing Lender willing to accept that transfer and acceptable to the Borrower and the remaining Lenders of the relevant Facility; or

(B)	(if the circumstance relates to the Issuing Bank) arrange for the cancellation of its appointment as Issuing Bank and the appointment of a new Issuing Bank acceptable to the Borrower and the Lenders and the transfer of any contingent liability of the Issuing Bank to the new Issuing Bank; or
(ii)
(C)	(if the circumstance relates to a Lender) with the prior consent of all the other Lenders, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations granted by that Lender, whereupon the Commitment of that Lender shall immediately be reduced to zero; or

(D)	(if the circumstance relates to the Issuing Bank) give the Agent notice of cancellation of its appointment as Issuing Bank and its intention to procure either the reduction of the Issuing Bank’s contingent liability under any

Bank Guarantee to zero or the provision of full cash cover in respect of the Issuing Bank’s maximum contingent liability under each outstanding Bank Guarantee.
On the last day of each Interest Period which ends after the Borrower has given notice under this paragraph (ii) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Utilisation granted by that Lender or, as the case may be, provide full cash cover in respect of any Bank Guarantee issued by the Issuing Bank.
9.13	Replacement of a Non-Consenting Lender or Non-Funding Lender

(a)	In this Clause 9.13 and Clause 9.14 (Replacement of Lender);
(i)	“Non-Consenting Lender” means any Lender which does not agree to consent, waiver or amendment if:
(A)	the Borrower or the Agent has requested a consent under or waiver or amendment of any provision of any Finance Document;

(B)	that consent, waiver or amendment requires the agreement of all the Lenders; and

(C)	the Majority Lenders have agreed to that consent, waiver or amendment.
(ii)	“Non-Funding Lender” means:
(A)	any Lender which has failed to make or participate in any Utilisation as required by this Agreement; or

(B)	any Lender which has given notice to the Borrower or the Agent that it does not intend to make or participate in any Utilisation as required by this Agreement or has repudiated its obligation to do so.
(b)	If:
(i)	any Lender becomes a Non-Consenting Lender; or

(ii)	any Lender becomes a Non-Funding Lender,
the Borrower or the Majority Lenders may, if it gives or, as the case may be, they give the Agent and that Lender not less than 30 days’ prior notice, arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations to a new or existing Lender willing to accept that transfer and acceptable to the Borrower and the remaining Lenders of the relevant Facility.
9.14	Replacement of a Lender

The replacement of a Lender pursuant to Clause 9.12 (Right of replacement of a single Lender or Issuing Bank) or Clause 9.14 (Replacement of a Non-Consenting Lender or Non-Funding Lender) shall be subject to the following conditions:
(a)	no Finance Party shall have any obligation to find a replacement Lender;

(b)	any replacement of a Non-Consenting Lender must take place no later than 180 days after the earlier of (A) the date the Non-Consenting Lender notified the Agent of its refusal to agree to the relevant consent, waiver or amendment and (B) the deadline (being not less than 30 days after the Lender received the request for the relevant consent, waiver or amendment) by which the Non-Consenting Lender failed to reply to that request.

(c)	any Lender replaced pursuant to Clause 9.12 (Right of replacement of a single Lender or Issuing Bank) or Clause 9.12 (Replacement of a Non-Consenting Lender or Non-Funding Lender) shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that Lender under any Finance Document; and

(d)	any replacement pursuant to Clause 9.12 (Right of replacement of a single Lender or Issuing Bank) or Clause 9.13 (Replacement of a Non-Consenting Lender or Non-Funding Lender) of a Lender which is the Agent shall not affect its role as the Agent.
9.15	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Unless a contrary indication appears in this Agreement, no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION
10	INTEREST

10.1	Calculation of interest

The rate of interest on each Revolving Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.
10.2	Payment of interest

The Borrower to which a Revolving Facility Loan has been made shall pay accrued interest on that Revolving Facility Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Default Interest Rate. Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Revolving Facility Loan which became due on a day which was not a Repayment Date relating to that Revolving Facility Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Revolving Facility Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of one per cent. and the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Revolving Facility Loan in the Utilisation Request for that Revolving Facility Loan.

(b)	Subject to this Clause 11 at any time during the Availability Period, the Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders participating in the relevant Revolving Facility Loan).

(c)	An Interest Period for a Revolving Facility Loan shall not extend beyond the Termination Date applicable to the Revolving Facility.

(d)	A Revolving Facility Loan has one Interest Period only.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Revolving Facility Loan for any Interest Period, then the rate of interest on each Lender’s share of that Revolving Facility Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Revolving Facility Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Revolving Facility Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for US Dollars and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Revolving Facility Loan exceed 35 per cent. of that Revolving Facility Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to Clause 12.3(a) shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Revolving Facility Loan or Unpaid Sum being paid by that Borrower on a day other than the Repayment Date for that Revolving Facility Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	FEES

13.1	Commitment fee

(a)	Subject to this Clause 13.1, the Borrower shall pay to the Agent (for the account of each Lender) a fee in US Dollars computed on a daily basis at an annual percentage rate (such rate being equal to 45 per cent. of the applicable Margin on such day) on that Lender’s Available Commitment under each Facility.

(b)	The commitment fee is payable on the last day of each successive period of three Months from the date of this Agreement until the Termination Date and, if cancelled, for all of the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Structuring fee

The Borrower shall pay to the Arranger a structuring fee in the amount and at the times agreed in the Fee Letter.

13.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Fee Letter.

13.4	Security Agent’s fee

The Borrower shall pay to the Security Agent (for its own account) an agency fee in the amount and at the times agreed in the Fee Letter.

13.5	Fee payable in respect of Bank Guarantee

(a)	The Borrower shall pay to the Issuing Bank any applicable fronting fee in respect of any Bank Guarantee requested by it on the outstanding amount of any Bank Guarantee (after deducting from such amount the amount of the Issuing Bank’s (or its Affiliate’s) participation, if any, in such Bank Guarantee) from the period of its issue until its Expiry Date.

(b)	The Borrower shall pay to the Agent (for the account of any Guarantee Facility Lender) a guarantee fee in US Dollars computed on a daily basis at an annual percentage rate (such rate being equal to the applicable Margin) on the outstanding amount of any Bank Guarantee requested by it for the period from the issue of that Bank Guarantee until its Expiry Date. This fee shall be distributed according to each Lender’s Proportion of that Bank Guarantee.

(c)	The fee on a Bank Guarantee shall be payable on the first day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Bank Guarantee) starting on the date of issue of that Bank Guarantee.

(d)	If the Borrower cash covers any part of a Bank Guarantee then:
(i)	the fronting fee payable to the Issuing Bank and the guarantee fee payable for the account of each Guarantee Facility Lender shall continue to be payable until the expiry of the Bank Guarantee;

(ii)	the Borrower will be entitled to withdraw the interest accrued on the cash cover to pay those fees.
13.6	Payment of fees

(a)	The Borrower shall pay the fees set out in Clause 13.1 (Commitment fees) and Clause 13.5 (Fee payable in respect of Bank Guarantee) to the Agent’s bank account pursuant to Clause 34.1 (Payments to Agent).

(b)	Any other fees shall be paid in accordance with the terms of the Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
14 TAX GROSS UP AND INDEMNITIES
14.1 Definitions
(a) In this Agreement:
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
     “Qualifying Lender” means:
(i)	in relation to a Tax Deduction in respect of Tax imposed by the United Kingdom,] a Lender (other than a Lender within sub-paragraph (ii) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(A)	a Lender:
1.	which is a bank (as defined for the purpose of section 879 of the Income Tax Act) making an advance under a Finance Document; or

2.	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(B)	a Lender which is:
1.	a company resident in the United Kingdom for United Kingdom tax purposes;

2.	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;
3.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(C)	a Treaty Lender with respect to the United Kingdom;
(ii)	in relation to a Tax Deduction in respect of Tax imposed by the Netherlands:
(A)	a Lender; or

(B)	a Treaty Lender with respect to the Netherlands;
(iii)	a building society (as defined for the purpose of section 880 of the Income Tax Act.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).
“Treaty Lender” means, in respect of a jurisdiction, a Lender entitled under the provisions of a double taxation treaty to receive payments of interest from a person resident in that jurisdiction without a Tax Deduction (subject to the completion of any necessary procedural formalities.)
“UK Non-Bank Lender” means:
(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Schedule 1 (The Original Parties); and

(ii)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.
(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2 Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under Clause 14.2(c) for a Tax Deduction in respect of Tax imposed on a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)
(A)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;

(B)	an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Borrower a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or
(iii)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Borrower; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 14.2(g).
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Borrower by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.
14.3 Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 14.3(a) shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2(d) applied.
(c)	A Protected Party making, or intending to make, a claim under Clause 14.3(a) shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.
14.4 Tax Credit
         If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
14.5	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document.
14.6	Value added tax
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 14.6(c), if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
15	INCREASED COSTS
15.1	Increased costs
(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2   Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3   Exceptions
(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3(b) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).
16     OTHER INDEMNITIES
16.1   Other indemnities
The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower or as required by this Agreement.
16.2   Indemnity to the Agent and the Security Agent
The Borrower shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent and the Security Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
17    MITIGATION BY THE LENDERS
17.1   Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 17.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2   Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18    COSTS AND EXPENSES
18.1   Transaction expenses
The Borrower shall promptly on demand pay the Agent, the Security Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
18.2   Amendment costs
If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the

Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.
18.3   Enforcement costs
The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
18.4   Transaction undertaking to pay
(a)	The Borrower undertakes to pay each Finance Party within three Business Days of demand an amount equal to any liability, damages, loss, cost or expense (including legal fees, costs and expenses) reasonably incurred by that Finance Party or any of its Affiliates or any of its (or its Affiliates’) directors, officers, employees or agents (each a “Relevant Party”) arising out of, in connection with or based on any actual or potential action, claim, suit, investigation or proceeding arising out of, in connection with or based on:
(i)	the use of proceeds of any Revolving Facility Loan; or

(ii)	the use of any Bank Guarantee,
except to the extent finally judicially determined to have resulted from the gross negligence or wilful misconduct of that Relevant Party.
(b)	The Borrower undertakes to pay each Finance Party, within three Business Days of demand, an amount equal to any cost or expense (including legal fees, costs and expenses) incurred by any Relevant Party in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the above, whether or not pending or threatened.

SECTION 7
GUARANTEE AND SECURITY
19    GUARANTEE AND INDEMNITY
19.1   Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause 19 is not recoverable on the basis of a guarantee, it will be liable to indemnify that Finance Party against any cost, loss or liability it incurs as a result of an Obligor not paying any amount when due under or in connection with any Finance Document. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.
19.2   Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3   Reinstatement
If as a result of insolvency or any similar event:
(a)	any payment by an Obligor is avoided, reduced or must be restored; or

(b)	any discharge or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other thing which is avoided, reduced or must be restored,
(i)	the liability of each Obligor shall continue or be reinstated as if the payment, discharge or arrangement had not occurred; and

(ii)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge or arrangement had not occurred.
19.4   Waiver of defences
The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
19.5   Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.6   Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.7   Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 34 (Payment mechanics) of this Agreement.
19.8   Release of Guarantors’ right of contribution
If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
19.9   Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party
19.10   Limitations
The guarantee of any Guarantor giving a guarantee other than in respect of its Subsidiary is subject to the following limitations:
(a)	The guarantee of any Guarantor incorporated in England shall be deemed to be given only to the extent that it would not result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985

(b)	The guarantee of any Dutch Guarantor shall be deemed to have been given only to the extent that such guarantee does not violate the prohibition on financial assistance contained in Sections 2:98c and 2:207c of the Dutch Civil Code (Burgerlijk Wetboek).

(c)	The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in any relevant Accession Letter.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20    REPRESENTATIONS
Each Obligor shall make the representations and warranties set out in this Clause 20 on the date set out in Clause 20.29 (Times when representations made) in relation to itself and each of its Subsidiaries unless otherwise stated in this Agreement.
20.1   Status
(a)	It and each of its Subsidiaries is duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Otherwise as specifically notified by the Borrower to the Agent in writing, it and each of its Subsidiaries has the power to own or utilise the assets necessary to carry out its business and carry on its business as it is being, and is proposed to be, conducted.
20.2   Binding obligations
The obligations expressed to be assumed by it in each Finance Document to which it is or will be a party are legal, valid, binding and enforceable, subject to:
(a)	any applicable Reservations; or

(b)	in the case of any Security Document, any applicable Perfection Requirements.
20.3   Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:
(a)	conflict with:
(i)	any law or regulation applicable to it;

(ii)	its or any of its Subsidiaries’ constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (however described), in each case to the extent that it would reasonably be expected to have a Material Adverse Effect; or
(b)	(except as provided in any Security Document or to the extent Permitted Security) result in the existence of, or oblige it or any of its Subsidiaries to create any Security over it or any of its Subsidiaries assets.
20.4   Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.
20.5   Validity and admissibility in evidence
All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and the transactions contemplated by the Finance Documents;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, subject to any applicable Reservations; and

(c)	to enable it to create the Security purported to be created by it pursuant to any Security Document and, subject to any applicable Reservations, to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect, save for complying with any applicable Perfection Requirements, or will have been obtained or effected and will be in full force and effect before the first Utilisation Request.
20.6   Governing law and enforcement
Subject to any applicable Reservations:
(a)	the choice of law specified in each Finance Document as the governing law of each Finance Document will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in England in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its Relevant Jurisdictions and, in relation to a Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Finance Document.
20.7   No filing or stamp taxes
Subject to any applicable Reservations under the law of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
20.8   No default
(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation or the entry into, performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would reasonably be expected to have a Material Adverse Effect.
20.9   No breach of law
It has not (and none of its Subsidiaries has) breached any law or regulation which breach has, or would reasonably be expected to have, a Material Adverse Effect.

20.10  Representation in relation to Forecast Model
(a)	Any factual information provided by or on behalf of any member of the Group for the purposes of the Forecast Model was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Forecast Model have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Forecast Model and no information has been given or withheld that results in the information contained in the Forecast Model being untrue or misleading in any material respect.
20.11  Financial statements
(a)	Its Original Financial Statements prepared in accordance with the Applicable Accounting Principles consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its assets, business, financial condition (or, in the case of the Borrower, the assets, business or financial condition of the Group) since the date to which its Original Financial Statements were last audited.

(d)	The financial year end of the Group and each member of the Group is March other than members incorporated in Chile, Mexico, Panama, Indonesia, the Cayman Islands and China (including the Hong Kong Special Administrative Region) for whom the financial year end is December.
20.12  Pari passu ranking
Subject to any applicable Reservations without limiting Clause 20.14 (Security), its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
20.13  No proceedings pending or threatened
(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries, nor are there any circumstances to the best of its knowledge and belief likely to give rise to any such litigation, arbitration or administrative proceedings.

(b)	No labour disputes which would reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries, nor are there any circumstances to the best of its knowledge and belief likely to give rise to any such disputes.
20.14  Security
(a)	Subject to any applicable Perfection Requirements, each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance

Parties, the Security which it is expressed to create fully perfected and, subject to any applicable Reservations, with the ranking and priority it is expressed to have.

(b)	The constitutional documents of any Obligor do not and would not restrict or inhibit in any manner any transfer of any shares of any member of the Group (other than, for the avoidance of doubt, any share transfer restrictions provided for in the constitutional documents of the Borrower) which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document.
20.15  Legal and beneficial ownership
It is the absolute legal and beneficial owner of all the assets over which it purports to create Security pursuant to any Security Document, free from any Security, other than Permitted Security.
20.16  Assets
It and each of its Subsidiaries has good and marketable title to, or valid leases or licences of, or is otherwise entitled to use (in each case, on arm’s length terms), all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted.
20.17  Environmental Laws and Licences
It and each of its Subsidiaries has:
(a)	complied with all Environmental Laws to which it may be subject;

(b)	all Environmental Licences required in connection with its business; and

(c)	complied with the terms of those Environmental Licences,
in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.
20.18  [Deliberately left blank]
20.19  Group Structure
The Group Structure Chart shows:
(a)	each member of the Group and any person in whose shares any member of the Group has an interest (and the percentage of the issued share capital held, and whether legally or beneficially, by that member), as at the date of this Agreement; and

(b)	the jurisdiction of incorporation or establishment of each person shown in it.
20.20  No Financial Indebtedness, Guarantees or Security
(a)	No Obligor nor any Regulated Subsidiary has any Financial Indebtedness other than Permitted Financial Indebtedness and Existing Indebtedness.

(b)	No Obligor nor any Regulated Subsidiary has issued any guarantee other than a Permitted Guarantee.

(c)	No Security or Quasi Security exists over all or any of an Obligor’s or a Regulated Subsidiary’s assets other than Permitted Security.

20.21  Shares
(a)	The shares of any member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document are issued, fully paid, non-assessable, freely transferable (which, in the case of the Borrower, shall be to the extent permitted under the laws of the Netherlands) and constitute shares in the capital of limited companies, and there are no moneys or liabilities outstanding or payable in respect of any such share.

(b)	Other than in relation to Permitted Financial Indebtedness and the Registration Rights Agreement, there are no agreements in force or corporate resolutions passed which require or might require the present or future issue or allotment of any share capital of any member of the Group (including any option or right of pre emption, conversion or exchange).

(c)	The shares of any member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document constitute all the share capital of the relevant member of the Group.
20.22  Intellectual Property
Each member of the Group owns or has licensed to it on arm’s length terms all material Intellectual Property for the conduct of its business as it is being, and is proposed to be, conducted.
20.23  Solvency
(a)	No Obligor is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of:
(i)	(in the case of a company incorporated in England or Wales) Section 123(1)(e) or 123(2) of the Insolvency Act 1986; or

(ii)	(in the case of any other company) the law of the jurisdiction in which it is incorporated, nor, in any such case, will it become so in consequence of entering into any Finance Document, and/or performing any transaction contemplated by any Finance Document.
(b)	No Obligor has taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 25.7 (Insolvency proceedings).
20.24  Taxes
(a)	Each member of the Group has paid all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non payment other than any Taxes:
(i)	being contested by it in good faith and in accordance with the relevant procedures;

(ii)	which have been disclosed to the Arranger and for which adequate reserves are being maintained in accordance with GAAP;

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document; and

(iv)	which are owed by members of the Group (excluding Obligors and Regulated Subsidiaries) where the aggregate amount of unpaid Taxes in a financial year across the Group (excluding Obligors and Regulated Subsidiaries) is less than US$50,000.
(b)	It is not, and will not apply to be, a member of a group (as such group is defined pursuant to the provisions of the Value Added Tax Act 1994) which includes any person which is not a member of the Group.
20.25  Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
20.26  Pensions
(a)	Other than as specifically notified by the Borrower to the Agent in writing, no Obligor nor any Regulated Subsidiary has any material liability in respect of any pension scheme and there are no circumstances which would give rise to such a liability.

(b)	Each Obligor and each Regulated Subsidiary is in compliance in all material respects with all applicable material laws and material contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of any member of the Group and/or any of its employees.
20.27  Insurances
(a)	The insurances required by Clause 23.20 (Insurance) are in full force and effect as required by this Agreement.

(b)	No event or circumstance has occurred, and there has been no failure to disclose a fact, which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure would reasonably be expected to have a Material Adverse Effect.
20.28  Documents
(a)	The documents provided to the Agent under Clause 4.2 (Initial conditions precedent) or Clause 27 (Changes to the Obligors) are true, complete and accurate and in full force and effect, in each case as at the date any such documents are provided to the Agent.

(b)	Any certified copy of a document provided to the Agent under Clause 4.2 (Initial conditions precedent), Clause 4.3 (Utilisation following the Amendment Date) or Clause 27 (Changes to the Obligors) is a true, complete and accurate copy of the original document and the original document was in full force and effect, in each case as at the date any such document is provided to the Agent.
20.29  Times when representations made
(a)	The representations and warranties set out in this Clause 20 are:

(i)	made by each party as set out in Clause 20(a) (Representations) on the date of this Agreement;

(ii)	deemed to be made by each party as set out in Clause 20(a) (Representations) on the date of the initial Utilisation Request and the Initial Utilisation Date by reference to the facts and circumstances then existing.
(b)	The Repeating Representations (and, in the case of Clause 20.29(b)(ii), the representations and warranties set out in Clause 20.5 (Validity and admissibility in evidence) and Clause 20.7 (No filing or stamp taxes)) are deemed to be made by each party as set out in Clause 20 (Representations) on:
(i)	the date of each Utilisation Request, the first day of each Interest Period and each Calculation Date; and

(ii)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.
in each case by reference to the facts and circumstances then existing.
20.30  Dutch Obligors
No works council (ondernemingsraad) has the right to give advice in relation to the entry into and performance of this Agreement.
21  INFORMATION UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1  Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 90 days after the end of each of its financial years:
(a)	its audited consolidated financial statements for that financial year as set out in its annual report delivered to the Securities and Exchange Commission on Form 20-F; and

(b)	the audited financial statements of each Obligor (other than the Borrower) for that financial year.
21.2  Quarterly financial statements
(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 90 days after the end of each Accounting Quarter its consolidated financial statements for that Accounting Quarter.

(b)	Each set of quarterly financial statements delivered pursuant to Clause 21.2(a) shall include:
(i)	a consolidated profit and loss account for the relevant Accounting Quarter and a consolidated cash flow statement and profit and loss account for the financial year to date;

(ii)	a consolidated balance sheet as at the end of the relevant Accounting Quarter;

(iii)	a comparison of actual performance with the performance projected by the Budget for the relevant Accounting Quarter and for the financial year to date;

(iv)	a statement of Capital Expenditure, investments, acquisitions and disposals made during the relevant Accounting Quarter and during the financial year to date; and

(v)	a schedule showing the effect of excluding the proportionate consolidation of associated companies on the quarterly financial statements as allowed under Dutch GAAP but not permitted under U.S. GAAP.
21.3  Compliance Certificate/Provisional Compliance
(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders on each Accounting Quarter a Compliance Certificate signed by its Chief Financial Officer and one director of the Borrower which shall:
(i)	confirm that all financial covenants have been complied with under all Existing Indebtedness; and

(ii)	set out (in reasonable detail, including separate identification of the Capital Expenditure incurred in relation to Zhumadian Concession since the end of the previous Accounting Quarter) computations as to compliance with Clause 22 (Financial covenants) as at the date at which those financial statements were drawn up attaching the financial statements delivered pursuant to Clause 21.1 (Financial statements) or quarterly accounts delivered pursuant to Clause 21.2 (Quarterly financial statements) and shall be reported on by the Borrower’s auditors in the form agreed by the Borrower and all the Lenders before the date of this Agreement.
(b)	The Borrower shall also supply to the Agent, in sufficient copies for all the Lenders, as soon as practicable following the last day of the most recent Accounting Quarter but in any event within 35 days of that date, provisional confirmations as to compliance with Clause 22 (Financial covenants) accompanied by calculations based on the accounting records of the Group (including, without limitation, for the most recent Accounting Quarter) and detailing any reasonable estimates that may have been necessary to undertake such calculations.
21.4  Forecast Model confirmation and financial projections
The Borrower shall supply to the Agent in sufficient copies for all the Lenders on each Accounting Quarter a certificate signed by its Chief Financial Officer and one director of the Borrower which shall:
(a)	confirm that the Forecast Model remains correct, complete and in full force and effect as at the date of the most recent Accounting Quarter or contain a revised Forecast Model that has been agreed in advance with the Lenders which shall contain the Borrower’s forecast for future Borrower cashflows;

(b)	provide financial projections for the twelve month period following the date of the applicable Accounting Quarter demonstrating that the Borrower is able to comply with the provisions of Clause 22 (Financial Covenants) with the exception of Clause 22.1(d);

(c)	provide financial projections for the twelve month period following 31 March each year demonstrating the Borrower is able to comply with the provisions of Clause 22.1(d); and

(d)	provide an estimated value of the Capital Expenditure that will be incurred by the Group during the three month period following the date of the applicable Accounting Quarter.
21.5  Forecast Model
(a)	The Borrower shall notify the Agent when it is necessary to amend the Forecast Model and shall present the revised Forecast Model with any relevant documentation or evidence explaining the basis for the revision.

(b)	The Agent shall confirm in writing to the Borrower if it accepts the revised Forecast Model presented to the Agent pursuant to Clause 21.4(a) and, as of the date of such confirmation, the revised Forecast Model shall apply.
21.6  Group Structure Chart
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) a copy of the Group Structure Chart on a quarterly basis and at any time that the structure of the Group changes.
21.7  Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	the Borrower shall procure that each set of financial statements of an Obligor (other than the Borrower) delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor (other than the Borrower) unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of that Obligor) deliver to the Agent:
(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
(c)	If the Borrower notifies the Agent of a change in accordance with Clause 21.7(b) the Borrower and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.
21.8  Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.
21.9  Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Obligor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
21.10  Use of websites
(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under Clause 21.10(c)(i) or Clause 21.10(c)(v), all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.
21.11  “Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of Clause 21.11(a)(iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 21.11(a)(iii), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 21.11(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to Clause 21.11(c), if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.
22   FINANCIAL COVENANTS
22.1  Financial condition
The Borrower shall ensure that:
(a)	the ratio of EBITDA to Net Interest Expense for each Relevant Period ending on an Calculation Date will not be less than a ratio of 3:1;

(b)	the ratio of Net Borrowings to EBITDA for each Relevant Period ending on a Calculation Date will not exceed the ratio of 4:1;

(c)	the ratio of Net Senior Borrowings to RAV for each Relevant Period ending on that Calculation Date will not exceed the ratio of 1.1:1;

(d)	the ratio of Cash Flow to Debt Service for each Relevant Period ending on 31 March and 30 September of each financial year will not be less than 1.0:1; and

(e)	the ratio of Net Interest Expense to EBITDA of the English Companies for each Relevant Period ending on a Calculation Date will not be less than a ratio of 2.5:1.
22.2   Financial covenant calculations
(a)	Capital Expenditure, Cash Flow, Debt Service, EBITDA, Interest Expense, Net Borrowings, Net Interest Expense, RAV, Total Borrowings and Working Capital shall be calculated and interpreted on a consolidated basis in accordance with the Applicable Accounting Principles and shall be expressed in US Dollars.

(b)	Capital Expenditure, Cash Flow, EBITDA, Interest Expense, Net Interest Expense and Working Capital shall be determined (except as needed to reflect the terms of this Clause 22) from the financial statements of the Group and Compliance Certificates delivered under Clause 21.1 (Financial statements) adjusted to exclude the effect of the proportionate consolidation of associated companies allowed under Dutch GAAP but not allowed under U.S. GAAP and Clause 21.3 (Compliance Certificate/Provisional Compliance).

(c)	For the purpose of this Clause 22, no item shall be included or excluded more than once in any calculation.
22.3  Definitions
In this Clause 22:
“Cash Flow” means, in relation to any Relevant Period, EBITDA for that Relevant Period adjusted:
(a)	by deducting any increase or adding any decrease in Working Capital during that Relevant Period;

(b)	by deducting amounts paid during the Relevant Period by the Group in respect of Capital Expenditure net of contributions receivable from third parties other than Capital Expenditure to the extent funded from Net Sale Proceeds, net equity proceeds, Liquidation Proceeds, amounts utilised from this Revolving Facility Loan relating to the Zhumadian Concession, amounts funded by CWC’s joint venture partner in relation to the purchase of Zhumadian Concession, by reference to that partner’s percentage interest in the equity share capital of the joint venture company to which the Zhumadian Concession is granted, Termination Proceeds or Insurance Proceeds, other than the proceeds of any insurance policy in relation to business interruption loss which are added back to the total consolidated operating profit of the Group in accordance with the Applicable Accounting Principles, permitted to be applied for that purpose under this Agreement.

(c)	by deducting amounts paid during the Relevant Period by the Group in cash in respect of Tax;

(d)	by excluding any other non-cash items taken into account in calculating EBITDA (other than to the extent already taken into account in movements in Working Capital);

(e)	for the cash effect of extraordinary and exceptional items, to the extent that cash was actually received or expended during the Relevant Period;

(f)	by adding the aggregate amount received during the Relevant Period by the Group in cash in respect of any rebate of Tax;

(g)	by deducting the cost of acquisition of any shares or businesses to the extent not included in EBITDA;

(h)	by adding the net proceeds of any sale, lease, transfer or other disposal of assets received during that Relevant Period (after deducting the amount of any such proceeds required to be applied in prepayment under Clause 9.6 (Mandatory prepayment - Net Sale Proceeds);

(i)	by adding the amount of any dividends or other profit distributions (net of Tax) received by any member of the Group from any person which is not a member of the Group during that Relevant Period; and

(j)	by deducting the amount of any dividends or other profit distributions paid in cash by the Borrower during that Relevant Period which are received by the Borrower by way of capital equity investment in the Borrower.
“Debt Service” means, in relation to any Relevant Period, the aggregate of:

(a)	Net Interest Expense for that Relevant Period; and

(b)	scheduled repayments, and any other scheduled payments in the nature of principal, payable by the Group in that Relevant Period in respect of Financial Indebtedness:
(i)	excluding repayments under the Revolving Facility where such amount remains available to be drawn under the Revolving Facility;

(ii)	including all capital payments falling due in relation to any lease that would be treated as a finance lease or a capital lease under the Applicable Accounting Principles; and

(iii)	excluding any Financial Indebtedness between any members of the Group.
“EBITDA” means, in relation to any Relevant Period, the total consolidated operating profit of the Group for that Relevant Period:
(a)	before taking into account:
(i)	Net Interest Expense;

(ii)	Tax;

(iii)	profits (or losses) attributable to minority interests in any member of the Group;

(iv)	any share of the profit of any associated company or undertaking, except for dividends or other profit distributions (net of Tax) received in cash by any member of the Group;

(v)	all extraordinary and exceptional items; and

(vi)	exchange rate gains (or losses) arising due to the re-translation of balance sheet items and mark-to-market adjustments on currency swaps;
(b)	after excluding (to the extent included) any gains or losses on the disposal or revaluation of assets (other than in the ordinary course of trading);

(c)	after adding any business interruption loss incurred which is covered by insurance and which is not added back to the total consolidated operating profit of the Group in accordance with the Applicable Accounting Principles; and

(d)	after adding back all amounts provided for depreciation and amortisation (including acquisition goodwill).
“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised, but for the avoidance of doubt, excluding indexation of the Artesian Facility for that relevant Period) accrued by the Group in that Relevant Period in respect of Total Borrowings including:
(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions, structuring fees and guarantee fees; and

(c)	prepayment fees,
adjusted by:

(i)	adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements; and

(ii)	excluding any structuring fees in respect of the Facilities.
“Net Borrowings” means, as at any particular time, Total Borrowings less Cash and Cash Equivalent Investments at that time.
“Net Interest Expense” means, in relation to any Relevant Period, Interest Expense for that Relevant Period less interest income of the Group in respect of that Relevant Period to the extent received by a member of the Group in cash.
“Net Senior Borrowings” means as at any particular time, Total Borrowings less:
(a)	Cash and Cash Equivalent Investments at that time;

(b)	Intragroup Debt; and

(c)	the amount of cash held by a member of the Group as collateral for any Financial Indebtedness falling within the definition of Total Borrowings and which, if released from such collateral arrangements would constitute Cash Flow of an Obligor or Regulated Subsidiary.
“Regulated Asset Value” or “RAV” means the regulatory asset base of BWH plc most recently published by OFWAT for the applicable Financial Year end, adjusted for inflation to that Financial Year end, based on the best available information and provided that where a draft OFWAT determination is available, the figures set out in such draft OFWAT determination shall be used, adjusted for inflation, unless otherwise agreed by the Agent.
“Relevant Period” each twelve (12) month period ending on a Calculation Date.
“Total Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group.
For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the Applicable Accounting Principles.
“Working Capital” means, at any time, the current assets of the Group being realisable within one year (other than Cash and Cash Equivalent Investments) less current liabilities due within one year (other than Financial Indebtedness).
23   GENERAL UNDERTAKINGS
The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws
23.1  Authorisations
(a)	Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Agent of) any Authorisation required under any applicable law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in the Relevant Jurisdictions of any Finance Documents; and

(iii)	enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation would reasonably be expected to have a Material Adverse Effect.
(b)	Each Obligor shall ensure that the Perfection Requirements are complied with promptly and in any event before the final date on which it is necessary to carry out any such Perfection Requirement in order to achieve the relevant perfection, protection or priority of any Security Document.
23.2  Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.
23.3  Environmental Laws and Licences
Each Obligor shall:
(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required in connection with its business; and

(c)	comply with the terms of those Environmental Licences,
in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.
23.4  Taxes
(a)	Each Obligor shall pay all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non payment other than any penalties incurred as a result of any late filing which would lead any Obligor to incur a penalty of not more than £1,000.

(b)	Clause 23.4(a) does not apply to any Taxes:
(i)	being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;

(ii)	which have been disclosed in its financial statements and for which adequate reserves are being maintained in accordance with GAAP; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.
(c)	No Obligor may change its residence for Tax purposes without the consent of the Agent, such consent not to be unreasonably withheld or delayed.
23.5  Capitalisation
Each Obligor shall ensure that, at all times after the Initial Utilisation Date or, if later, the date it becomes a Party, it has sufficient equity to be and remain in compliance with all thin capitalisation rules applicable to it.
Restrictions on business focus
23.6  Merger
(a)	No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (without the consent of the Agent, such consent not be unreasonably withheld).

(b)	Clause 23.6(a) does not apply to any amalgamation, demerger, merger, consolidation or corporate reconstruction which is a Permitted Acquisition.
23.7  Change of business
Each Obligor shall ensure that no substantial change is made to the general nature of the business of any Obligor or any Regulated Subsidiary taken as a whole from that carried on by the Group at the date of this Agreement (except with respect to any Regulated Subsidiary to the extent permitted under the BSTID).
Restrictions on dealing with assets and Security
23.8  Assets
Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all its assets necessary for the conduct of its business as conducted from time to time.
23.9  Pari passu
Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
23.10  Negative pledge
(a)	No Obligor shall create or permit to subsist any Security or Quasi Security except for Security or Quasi Security which is Permitted Security over any of its assets in favour of any person who is not an Obligor except to the extent arising under Clause 18 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions.

(b)	Neither the Borrower nor CSL shall create or permit to subsist any Security or Quasi Security over their respective shares in the entire issued share capital of Cascal S.A.

23.11  Disposals
(a)	Subject to Clause 9.6 (Mandatory prepayment — Net Sale Proceeds), no Obligor shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Clause 23.11(a) does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.
23.12  Arm’s length terms
No Obligor shall enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business, for full market value and on arm’s length terms.
Restrictions on movement of cash — cash out
23.13  Loans or credit
(a)	No Obligor shall be a creditor in respect of any Financial Indebtedness.

(b)	Clause 23.13(a) does not apply to Financial Indebtedness which is a Permitted Loan, Permitted Indebtedness or Existing Indebtedness.
23.14  Guarantees
(a)	No Obligor shall issue or allow to remain outstanding any guarantee in respect of any liability or obligation of any person.

(b)	Clause 23.14(a) does not apply to any guarantee which is a Permitted Guarantee.
23.15  Restricted payments
(a)	No Obligor shall pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease, any Financial Indebtedness except in relation to Permitted Financial Indebtedness or Existing Indebtedness.

(b)	Each Obligor shall be permitted and shall (and shall procure that each of its Subsidiaries):
(i)	declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares in compliance with its obligations under this Agreement and in accordance with the Forecast Model;

(ii)	ensure that, once any dividend is declared, the applicable dividend owing to its Group member shareholder is paid directly to the account of that Group member shareholder;

(iii)	reduce, return, purchase, repay, cancel or redeem any of its shares in compliance with its obligations under this Agreement and in accordance with the Forecast Model, subject in each case to to:
(A)	legal and regulatory constraints;

(B)	working capital requirements of that Obligor or its Subsidiaries;

(C)	any required reinvestment in the Group (provided that the Borrower has given notice to HSBC of its intentions); and

(D)	any applicable currency restrictions.
(c)	No Obligor shall enter into any agreements that shall in any way impair the ability of any Subsidiary to pay dividends or other upstream payments.

(d)	Clauses 23.15(a) to (c) do not apply to payments which constitute Permitted Payments
23.16  Existing Finance Documents
For the avoidance of doubt, nothing in the Finance Documents operates to restrict or otherwise prevent a member of the Group from doing anything, taking any action or exercising any right under any document evidencing Permitted Financial Indebtedness and nothing permitted to be done under the any document evidencing Permitted Financial Indebtedness shall be in contravention of the Finance Documents.
Movement of cash — cash in
23.17  Financial Indebtedness
(a)	No Obligor shall incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(b)	Clause 23.17(a) does not apply to Financial Indebtedness that is Permitted Financial Indebtedness or Existing Indebtedness.

(c)	The Borrower shall ensure that on the Initial Utilisation Date all existing debt (including any undrawn facilities), except for Existing Indebtedness and Permitted Financial Indebtedness, is prepaid, repaid or cancelled in full and any Security in relation to it is released.
23.18  Issue of shares
(a)	No Obligor shall:
(i)	issue any share to any person; or

(ii)	grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group (including any right of pre-emption, conversion or exchange), or alter any right attaching to any share capital of any member of the Group.
(b)	Clause 23.18(b) does not apply to the Registration Rights Agreement.
Miscellaneous
23.19  Security and guarantees
(a)	The Borrower shall:
(i)	promptly notify the Agent if:
(A)	any new member of the Group is incorporated;

(B)	any member of the Group ceases to be a Dormant Company; or

(C)	any business that is material in the context of the business of the member of the Group that acquires that business is acquired; and

(ii)	within 30 days of request by the Agent (acting reasonably), ensure that the relevant member of the Group will:
(A)	become an Additional Guarantor; and

(B)	execute (or, as the case may be, procure the execution of) Security Document(s), in form and substance satisfactory to the Security Agent, in respect of that member of the Group, its business or its assets in favour of the Finance Parties to secure all of the obligations of the Obligors under the Finance Documents.
(b)	Each Obligor shall, at its own expense, promptly take all such action as the Agent or the Security Agent may require:
(i)	for the purpose of perfecting or protecting any of the Finance Parties’ rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents; and

(ii)	for the purpose of facilitating the realisation of any of that Security, including the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Agent or the Security Agent may reasonably require.
(c)	No Obligor shall do, or consent to the doing of, anything which might prejudice the validity, enforceability or priority of any of the Security created pursuant to the Security Documents.
23.20  Insurance
(a)	Each Obligor shall maintain insurances on and in relation to its business and assets with reputable independent underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business required by applicable law or by contract;

(b)	Each Obligor shall promptly pay premiums and do all things necessary to maintain insurances required of it by Clause 23.20(a).
23.21  Pensions
(a)	The Borrower shall ensure that all pension schemes maintained or operated by or for the benefit of any Obligor or Regulated Subsidiary and/or any of its employees:
(i)	are maintained and operated in all material respects in accordance with all applicable laws and contracts and their governing provisions; and

(ii)	are funded substantially in accordance with the governing provisions of the scheme with any funding shortfall advised by actuaries of recognised standing being rectified in accordance with those governing provisions.
(b)	The Borrower shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes referred to in Clause 23.21(a) paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
23.22  Financial assistance
Each Obligor shall ensure that all payments between members of the Group, and any Security created pursuant to any Finance Document by any member of the Group, are made or created in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.
23.23  Bank accounts
(a)	The Borrower shall only maintain the Prepayment Account, the Collection Account, the Operating Account and accounts with ABN Amro in the Netherlands for the purpose of receiving funds in Euro for VAT recoveries.

(b)	The Borrower shall transfer sums to the Operating Account from any account held with ABN Amro referred to in Clause 23.23(a) to ensure the balance of such account shall never exceed €10,000.
23.24  Acquisitions and investments
(a)	No Obligor shall (and each Obligor shall ensure that its Subsidiaries shall not):
(i)	invest in or acquire any share in, or any security issued by, any person, or any interest therein or in the capital of any person, or make any capital contribution to any person, or form any person (or agree to do any of the foregoing); or

(ii)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing).
(b)	Clause 23.24(a) does not apply to any acquisition or investment or capital contribution which is a Permitted Acquisition.
23.25  Registration Rights Agreement
The Borrower shall use its commercially reasonable efforts to satisfy its obligation to effect any demand registration(s) pursuant to the Registration Rights Agreement to enable Biwater Investments Limited to sell shares in the Borrower in accordance with, and subject to, the terms and conditions of the Agreement.
24  CSL ADDITIONAL COVENANTS AND UNDERTAKINGS
The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
24.1  Compliance with other financing obligations
(a)	CSL shall use its best endeavours to ensure that BWHW Group procures that the Regulated Subsidiaries shall comply with their respective obligations under the BSTID.

(b)	CSL shall use its best endeavours to ensure that BWHW Group procures that the Regulated Subsidiaries do give notice to the Agent immediately upon becoming aware of the occurrence of any default, or event of default that occurs in relation to the BSTID.
24.2  No amendment, waiver and consent
(a)	CSL shall use its best endeavours to ensure that BWHW Group procures that the Regulated Subsidiaries do not agree to amend, vary, waive or give any consent in relation to any provision of the BSTID without the prior written consent of the Agent and the Lenders such consent not to be unreasonably withheld or delayed.

(b)	CSL shall use its best endeavours to ensure that BWHW Group procures that the Regulated Subsidiaries give notice to the Agent immediately upon becoming aware of any such proposed amendment, variation, waiver and consent.
24.3  Regulated Subsidiary compliance with Forecast Model
CSL shall use its best endeavours to ensure the BWHW Group procures (subject to applicable laws and regulations) that each of the Regulated Subsidiaries pays CSL all monies owing to it and shall take such steps, and shall ensure that the Regulated Subsidiaries take such steps, as otherwise may be required to comply with each Obligor’s obligations under the Finance Documents to the extent permitted under the BSTID.
24.4  BWHW Group as holding company
CSL shall use its best endeavours to ensure that:
(a)	BWHW Group shall not carry on any business, own any asset or incur any liability other than holding the entire issued share capital of Bournemouth & West Hampshire Water Holdings Limited; and

(b)	BWHW Group procures that Bournemouth & West Hampshire Water Holdings Limited shall not carry on any business, own any asset or incur any liability other than holding the entire issued share capital of BWH plc as permitted by the BSTID.
25     EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.21 (Acceleration)).
25.1  Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or

(ii)	a Disruption Event; and
(b)	payment is made within in the case of Clause 25.1(a)(i), three (3) Business Days of its due date for amounts corresponding to principal and five (5) Business Days of its due date for amounts corresponding to Interest.
25.2  Financial covenants
Any requirement of Clause 22 (Financial covenants) is not satisfied.
25.3  Other obligations
(a)	Any person (other than a Finance Party) does not comply with Clause 23.6 (Merger), Clause 23.9 (Pari passu), Clause 23.10 (Negative pledge), Clause 23.11 (Disposals), Clause 23.13 (Loans or credit), Clause 23.14 (Guarantees), Clause 23.15 (Restricted payments), Clause 23.17 (Financial Indebtedness), Clause 23.18 (Issue of shares), and

Clause 23.19 (Security and guarantees) and Clause 24 (CSL Additional Covenants and Undertakings).

(b)	Any Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment), Clause 25.2 (Financial covenants) and Clause 25.3(a)) unless the failure to comply is capable of remedy and is remedied within thirty (30) days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
25.4  Misrepresentation
(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within thirty (30) days of the Agent giving notice to the Borrower or the Borrower becoming aware of the misrepresentation.

(b)	Any misrepresentation made in relation to a Subsidiary of an Obligor that is not a Regulated Subsidiary, will only constitute an Event of Default under this Clause 25.4 if such misrepresentation is considered by the Lenders to have a Material Adverse Effect.
25.5  Cross default
(a)	Any Financial Indebtedness of any Obligor or any member of the Group (other than a Regulated Subsidiary) or under any Permitted Financial Indebtedness and/or under the Existing Indebtedness is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or any member of the Group (other than a Regulated Subsidiary) or under any Permitted Financial Indebtedness and/or under the Existing Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or any member of the Group (other than a Regulated Subsidiary) or under any Permitted Financial Indebtedness and/or under the Existing Indebtedness is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Obligor or any member of the Group (other than a Regulated Subsidiary) or under Permitted Financial Indebtedness and/or under the Existing Indebtedness becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default shall occur under this Clause 25.5, if the aggregate amount of Financial Indebtedness or amount committed for Financial Indebtedness is less than US$2,000,000.
25.6  Insolvency
(a)	Any Obligor is unable or admits inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on any of its debts (or any class of them) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of them) (other than the Lenders) with a view to rescheduling any of its indebtedness or any Dutch Obligor or Subsidiary incorporated in the Netherlands gives notice under section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990).

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.
25.7  Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, (including without limitation any emergency regulations (noodregeling)) a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(iv)	the enforcement of any Security over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction.
(b)	Clause 25.7(a) shall not apply to:
(i)	any corporate action, legal proceedings or other procedure or step which is part of a solvent reorganisation of any Obligor permitted under this Agreement; or

(ii)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement and prior to its advertisement.
25.8  Creditors’ process
Any expropriation, attachment, sequestration, distress or execution (including by way of executory attachment (executioriaal beslag) or interlocutory attachment (conservatoir beslag) or any analogous process in any jurisdiction affects any asset or assets of an Obligor having an aggregate value of US$500,000 (or its equivalent in another currency or currencies) and is not discharged within 15 Business Days.
25.9  Ownership
Any Obligor (other than the Borrower) is not or ceases to be directly or indirectly a Subsidiary of the Borrower.
25.10 Unlawfulness
 It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

25.11 Repudiation
Any Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
25.12 Security and guarantees
Any Security Document or any guarantee in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Agent for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have in a manner and to an extent reasonably considered by the Majority Lenders to have a Material Adverse Effect.
25.13 Constitutional documents
Any constitutional document of any Obligor or any Regulated Subsidiary is terminated, or is amended in a way, or any consent or waiver is given in respect of any such document, which might be material to the interests of the Finance Parties under the Finance Documents.
25.14 Cessation of business
Any Obligor or any Regulated Subsidiary suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business.
25.15 Nationalisation
Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any of the shares, or all or any material part of the assets of any Obligor or any Regulated Subsidiary.
25.16 Audit qualification
(a)	The auditors qualify their report on any audited consolidated financial statement of any Obligor or any Regulated Subsidiary or any audited financial statement of any Obligor or any Regulated Subsidiary.

(b)	Clause 25.16(a) shall only apply to the Regulated Subsidiaries to the extent it does not contradict the provisions of the BSTID.
25.17 Litigation
Any litigation, arbitration, proceeding or dispute is started or threatened or there are any circumstances likely to give rise to any litigation, arbitration, proceeding or dispute, in each case which is reasonably likely to be adversely determined and would reasonably be expected to have a Material Adverse Effect.
25.18 Material adverse change
The Majority Lenders determine that a Material Adverse Effect exists, has occurred or might reasonably be expected to occur.

25.19 Operations of Subsidiaries
Notice of or actual termination, suspension, cancellation or revocation of the licence, concession, or authority to operate the principal business of any Obligor.
25.20 Cross Default with BSTID
The occurrence of an Acceleration Event (as defined in the BSTID).
25.21 Acceleration
On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	declare that full cash cover in respect of any Bank Guarantee is immediately due and payable, whereupon it shall become immediately due and payable;

(v)	require the Borrower to find a replacement bank to issue a replacement bank guarantee as soon as possible but in any event no later than 30 days prior to the Expiry Date of the existing Bank Guarantee; and/or

(vi)	declare that full cash cover in respect of each or any Bank Guarantee is payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9
CHANGES TO PARTIES
26	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders
Subject to this Clause 26, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets provided that the value of the rights assigned or transferred is a least €50,000 (or its equivalent in other currencies) or the assignee or transferee otherwise qualifies as a PMP (the “New Lender”).
26.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Guarantee Facility.

(c)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(d)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(e)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(f)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,000 to the Agent.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or other person;

(iii)	the performance and observance by any Obligor or other person of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or other person of its obligations under the Finance Documents or otherwise.
26.5	Procedure for transfer

(a)	Subject to the conditions set out in this Clause 26 a transfer is effected in accordance with Clause 26.5(c) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 26.5(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the Lenders and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
26.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

26.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and:
(a)	any other person to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	any other person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)	any other person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(d)	any other person for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.8 (Assignment by way of Security), any information about any Obligor, the Group, any other person and the Finance Documents as that Lender shall consider appropriate if, in relation to Clauses 26.7(a) and

(b), the person to whom the information is to be given has entered into a Confidentiality Undertaking.

26.8	Assignment by way of Security

In addition to the other rights provided in this Clause 26, each Lender may, without the consent of any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
26.9	Sub-participations

Any Lender may, without the consent of any Obligor, at any time sub-participate or sub-contract any of its rights or obligations under the Finance Documents.

27	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

(a)	Subject to compliance with the provisions of Clause 21.11(c) and (d), the Borrower may request that any of its wholly owned Subsidiaries becomes an Additional Guarantor. That Subsidiary, and/or any Subsidiary which is required by this Agreement to become an Additional Guarantor, shall become an Additional Guarantor if:
(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part IV of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part IV of Schedule 2 (Conditions precedent).

27.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 20.29(b) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.4	Resignation of a Guarantor

(a)	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and

(ii)	all the Lenders have consented to the Borrower’s request.

SECTION 10
THE FINANCE PARTIES
28	ROLE OF THE AGENT AND THE ARRANGER

28.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party authorises each of the Agent and the Arranger to agree, accept and sign on its behalf the terms of any reliance or engagement letter in relation to any report or letter provided by any person in connection with the Finance Documents or the transactions contemplated in them (including any net asset letter in connection with financial assistance procedures).

28.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other person.

28.6	Rights and discretions of the Agent

(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.7	Majority Lenders’ instructions

(g)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(h)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(i)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(j)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(k)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.8	Responsibility for documentation

Neither the Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
28.9	Exclusion of liability

(a)	Without limiting Clause 28.9(b) (and without prejudice to the provisions of Clause 34.10(e)), the Agent will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

28.10	Lenders’ indemnity to the Agent

(a)	Subject to Clause 28.10(b), each Lender shall (in proportion to its Available Commitments and participations in the Utilisations then outstanding to the Available Facilities and all the Utilisations) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 34.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	If the Available Facilities are then zero, each Lender’s indemnity under Clause 28.10(a) shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero.

28.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 28.11(b) within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 28.11(b). In this event, the Agent shall resign in accordance with Clause 28.11(b).

28.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

28.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
28.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.16	Management time of the Agent

Any amount payable to the Agent under Clause 16.2 (Indemnity to the Agent and the Security Agent), Clause 18 (Costs and expenses) and Clause 28.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

28.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29	ROLE OF THE SECURITY AGENT

29.1	Appointment of the Security Agent

(a)	Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by English law, or any other law from time to time designated by the Security Agent and an Obligor.

(b)	Except as expressly provided in Clause 29.1(a), and without limiting or affecting Clause 29.18 (Parallel Debt), each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(c)	Each other Finance Party authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Security Agent

(a)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 10 (Security agency provisions).

(b)	The duties of the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Security Agent

The Security Agent shall not be an agent or trustee of any Finance Party (save as expressly provided in any Finance Document) or any Obligor or any other person under or in connection with any Finance Document or this Agreement.

29.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Security Agent (except as expressly provided in Clause 29.18 (Parallel Debt) or Schedule 10 (Security agency provisions)) as a trustee or fiduciary of any other person.

(b)	The Security Agent shall not be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other person.

29.6	Rights and discretions of the Security Agent

(a)	The Security Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Security Agent may assume, unless it has received notice to the contrary in its capacity as security trustee or security agent for the Finance Parties, that:
(i)	no event of default or potential event of default, however described, has occurred (unless it has actual knowledge of an event of default or potential event of default, however described, arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders or Finance Parties has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Security Agent may disclose to any other Party any information it reasonably believes it has received as Security Agent.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Responsibility for documentation

The Security Agent is not responsible for:
(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
29.8	Exclusion of liability

(a)	Without limiting Clause 29.8(b), the Security Agent will not be liable for any action taken by it under or in connection with any Finance Document unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Security Agent may rely on this Clause.

(c)	The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

29.9	Finance Parties’ indemnity to the Security Agent

Each other Finance Party shall (in proportion to its Available Commitments and participations in the Utilisations then outstanding to the Available Facilities and all the Utilisations) indemnify the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

29.10	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Finance Parties.

(b)	Alternatively the Security Agent may resign by giving notice to the Finance Parties, in which case the Majority Lenders, until the Discharge Date (after consultation with the Borrower) may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with Clause 29.10(b) within 30 days after notice of resignation was given, the Security Agent (after consultation with the Borrower) may appoint a successor Security Agent (acting through an office in the United Kingdom).

(d)	The retiring Security Agent shall make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The resignation notice of the Security Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders, until the Discharge Date, may, by notice to the Security Agent, require it to resign in accordance with Clause 29.10(b). In this event, the Security Agent shall resign in accordance with Clause 29.10(b).

29.11	Confidentiality

(a)	The Security Agent (in acting as security trustee or security agent for the Finance Parties) shall be regarded as acting through its respective security trustee or security agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

29.12	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor or other person for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
29.13	Management time of the Security Agent

Any amount payable to the Security Agent under Clause 29.9 (Finance Parties’ indemnity to the Security Agent) and Clause 30 (Expenses) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Borrower and the Agent, and is in addition to any fee paid or payable to it under any Finance Document.

29.14	Deduction from amounts payable by the Security Agent

If any Party owes an amount to the Security Agent under the Finance Documents, the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.15	Security agency provisions

The provisions of Schedule 10 (Security agency provisions) shall bind each Party.

29.16	Indemnity to the Security Agent

The Borrower shall promptly indemnify the Security Agent against any cost, loss or liability incurred by the Security Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is an event of default or potential event of default, however described; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

29.17	Security Agent expenses

The Borrower shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

29.18	Parallel Debt

(a)	Each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent amounts equal to any amounts owing from time to time by that Obligor to any Finance Party under any Finance Document as and when those amounts are due.

(b)	Each Obligor and the Security Agent acknowledge that the obligations of each Obligor under Clause 29.18(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Obligor to any Finance Party under any Finance Document (its “Corresponding Debt”) nor shall the amounts for which each Obligor is liable under Clause 29.18(a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:
(i)	the Parallel Debt of each Obligor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)	the Corresponding Debt of each Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii)	the amount of the Parallel Debt of an Obligor shall at all times be equal to the amount of its Corresponding Debt.
(c)	For the purpose of this Clause 29.18, the Security Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Security granted under the Finance Documents to the Security Agent to secure the Parallel Debt is granted to the Security Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)	All moneys received or recovered by the Security Agent pursuant to this Clause 29.18, and all amounts received or recovered by the Security Agent from or by the enforcement of any Security granted to secure the Parallel Debt, shall be applied in accordance with Clause 31.1 (Order of application).

(e)	Without limiting or affecting the Security Agent’s rights against the Obligors (whether under this Clause 29.18 or under any other provision of the Finance Documents), each Obligor acknowledges that:
(i)	nothing in this Clause 29.18 shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Finance Document except in its capacity as a Senior Lender; and

(ii)	for the purpose of any vote taken under any Finance Document, the Security Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

30	EXPENSES

To the extent not already paid under another Finance Document, each Obligor will, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement or preservation of that person’s rights against that Obligor under this Agreement.

31	ORDER OF APPLICATION

31.1	Order of application

Subject to the rights of creditors mandatorily preferred by law applying to companies generally, the proceeds of enforcement of the Security conferred by the Security Documents, all recoveries by the Security Agent under guarantees of the debt and all other amounts paid to the Security Agent pursuant to this Agreement shall be applied in the following order:
(a)	first, in or towards payment of any unpaid fees, costs, expenses and liabilities (including any interest thereon as provided in the Security Documents) incurred by or on behalf of the Security Agent (or any adviser, receiver, delegate, attorney or agent) and the remuneration of the Security Agent (or any adviser, receiver, delegate, attorney or agent) in connection with carrying out its duties or exercising powers or discretions under the Security Documents or this Agreement;

(b)	second, in or towards payment to the Agent for application towards any unpaid costs and expenses incurred by or on behalf of any Finance Party in connection with such enforcement, recovery or other payment pari passu between themselves; and

(c)	third, after the Discharge Date, in payment of the surplus (if any) to the relevant Obligor or other person entitled thereto.
31.2	Good discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under this Clause 31 shall be a good discharge of the Security Agent.

32	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33	SHARING AMONG THE FINANCE PARTIES

33.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Partial payments).
33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 34.5 (Partial payments).

33.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 33.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 33.3(a), the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 33.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

33.5	Exceptions

(a)	This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
34	PAYMENT MECHANICS

34.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to the Agent’s bank account with HSBC Bank USA, NY (Swift MRMDUS33), for the account of HSBC Bank plc, London (swift MIDLGB22), account number 000023868 quoting “Reference Dept. 716/CTLA/Cascal”.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to €, in the principal financial centre of a Participating Member State or London).

34.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by it to reflect its cost of funds.

34.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent, the Facility Agent, the Issuing Bank, or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clause 7.2 (Claims under a Bank Guarantee) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Revolving Facility Lenders and the Majority Guarantee Facility Lenders, vary the order set out in Clauses 34.5(a)(ii) to (iv).

(c)	Clause 34(a) and (b) will override any appropriation made by an Obligor.

34.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.8	Currency of account

(a)	Subject to Clauses 34.8(b) to (e), the US Dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

34.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

34.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)	Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 34.10(a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 33.10(a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 34.10(d).

35	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, the Issuing Bank or the Security Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

36.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 36.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

36.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

36.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Security Document.
37	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

38	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

40	AMENDMENTS AND WAIVERS

40.1	Required consents

(a)	Subject to Clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

(c)	Subject to Clause 40.2(e), each Obligor acknowledges that its consent is not required for any amendment or waiver permitted by this Clause 40 which is agreed to by the Borrower.

40.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders”, “Majority Guarantee Facility Lenders” or “Majority Revolving Facility Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 9.4 (Mandatory prepayment – Net Sale Proceeds) to Clause 9.11 (Application of Proceeds), Clause 26 (Changes to the Lenders), Clause 33 (Sharing among the Finance Parties) or this Clause 40; or

(viii)	the release of any Security created pursuant to any Security Document, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Facility Agent, the Security Agent, the Issuing Bank, the Arranger may not be effected without its consent.

(c)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Revolving Facility Lenders shall not be effective without the consent of the Majority Revolving Facility Lenders and shall not require the consent of any Guarantee Facility Lenders.

(d)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Guarantee Facility Lenders shall not be effective without the consent of the Majority Guarantee Facility Lenders and shall not require the consent of any Revolving Facility Lender.

(e)	An amendment or waiver which relates to Clause 19 (Guarantee and indemnity) may not be effected without the consent of the Guarantors.

41	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
42	GOVERNING LAW

This Agreement is governed by English law.

43	ENFORCEMENT

43.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 43.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)	irrevocably appoints CSL as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES
PART I
THE ORIGINAL OBLIGORS

		Registration number
Name of Borrower	Jurisdiction of incorporation	(or equivalent, if any)
Cascal N.V.	Netherlands	34112761

		Registration number
Name of Original Guarantor	Jurisdiction of incorporation	(or equivalent, if any)
BWS Finance Limited	England and Wales	05471977

Cascal Investments Limited	England and Wales	02215221

Cascal Services Limited	England and Wales	03757398

PART II
The Original Lenders

	Revolving Facility	Guarantee Facility
	Commitment	Commitment
Name of Original Lender	US$	US$
HSBC Bank plc	60,000,000	10,000,000

SCHEDULE 2
Conditions Precedent
PART I
Conditions Precedent to Signing
1	Original Obligors

(a)	A copy of the constitutional documents of each Obligor (comprising for a Dutch Obligor its deeds of incorporation and articles of association and a recent extract from the Dutch trade register (handelsregister) relating to it).

(b)	A copy of a resolution of the board of directors or equivalent body of each Obligor which shall be delivered within twenty-one (21) days of the date of this Agreement provided this is no later than the date that the initial Utilisation Request is issued:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in relation to a Dutch Obligor, stating that entering into the Finance Documents is (a) allowed by that Dutch Obligor’s articles of association and (b) serves the (best) interest of that Dutch Obligor in the meaning of section 2:7 Dutch Civil Code (or equivalent legislation in its Relevant Jurisdiction if applicable), in form and substance acceptable to the Agent.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b).

(d)	A copy of a resolution signed by all the holders of the issued shares in each Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

(e)	A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Original Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	In respect of a Dutch Obligor, a copy of a resolution of its general meeting of shareholders and board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Finance Documents (and addressing, if applicable, a conflict of interest and conditional approval for the transfer of voting rights on pledged shares) and of a concurring unconditional advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

2	Fees

(a)	Evidence that the Fee Letter has been duly executed by the parties to it and evidence that fees in relation to legal fees and other fees payable to any of the Finance Parties shall be paid on the Initial Utilisation Date.

(b)	Evidence that the relevant fees, costs and expenses then due from the Borrower pursuant to Clause 13 (Fees) on the date of signing have been paid or will be paid on or before the date of this Agreement.

3	Group Structure

(a)	A copy of the Group Structure Chart initialled by the Borrower.

(b)	A certificate of the Original Parent (signed by a director) confirming that all the shares of the Borrower (other than the one (1) share held by David Lawrence Magor in Biwater Overseas Limited) are held directly or indirectly by Biwater plc and which certificate shall be delivered within twenty-one (21) days of the date of this Agreement provided this is no later than the date that the initial Utilisation Request is issued.

PART II
Conditions Precedent to Initial Utilisation
Original Obligors
1	A certificate of an authorised signatory of each Original Obligor certifying that:
(a)	each copy document relating to it provided by it pursuant to Part I of Schedule 2 remains correct, complete and in full force and effect as at a date no earlier than the date of initial Utilisation; and

(b)	in the case of the Borrower and Original Parent only and in a manner satisfactory to the Arranger, there has been no material event which will affect the completion of the IPO on or before the Final IPO Date.
2	Security

(a)	A copy of each of the following Security Documents duly executed by the parties to it:
(i)	The Borrower:
(A)	An English law share charge relating to the entire issued share capital of CSL granted by the Borrower in favour of the Security Agent for and on behalf of the Secured Parties.

(B)	An English law share charge relating to the entire issued share capital of BWS Finance Limited granted by the Borrower in favour of the Security Agent for and on behalf of the Secured Parties.

(C)	An English law accounts charge relating to the Prepayment Account, Operating Account and Collection Account executed by inter alia the Borrower in favour of the Agent for and on behalf of the Finance Parties and Security Agent for and on behalf of the Secured Parties.
(ii)	The Original Parent:
A Pledge (Dutch law) over the entire issued share capital of the Borrower, which will be a second ranking pledge, and which will be entered into together with (inter alia) a separate deed of priorities between Security Agent and security trustee under the Biwater Facilities whereby it is agreed that any pledgee of a pledge over the shares in the Borrower is entitled on a pari passu basis to enforce its rights under its respective share pledge provided that any proceeds are distributed on a pro rata basis according to the proportion at which the debt of which the lenders under the Biwater Facilities and the Lenders under this Agreement bears to the aggregate debt under the Biwater Facilities and this Agreement.
The Pledge shall remain in full force and effect until (a) the earlier of (i) the Final IPO Date; or (ii) such other date on which the IPO occurs; and (b) such other date as the Agent may agree.
(b)	A copy of the shareholders’ register for each Dutch Obligor in relation to all shares in such Dutch Obligor over which Security is expressed to be created.

(c)	All documentation, and/or evidence of all other steps, required to create, perfect and (where necessary) register those Security Documents as advised to the Security Agent by its legal advisers in each relevant jurisdiction.

(d)	A copy of the constitutional documents of any member of the Group whose shares are subject to Security under any Security Document in the form required by the Agent, together with any resolutions of the shareholders of that member of the Group adopting such changes to the constitutional documents of that member of the Group as the Agent requires to, among other things, remove any restriction on any transfer of shares or voting rights attached to the shares or partnership interests (or equivalent) in that member of the Group pursuant to any enforcement of any such Security Document.
Intercreditor Arrangements
3	All documentation in relation to the intercreditor arrangements in a form satisfactory to the Agent duly executed by the parties to it including inter alia the Original Parent and the Borrower who shall be party to this documentation for the purpose of acknowledging the intercreditor arrangements.

4	Legal opinions

(a)	A legal opinion of Linklaters LLP, legal advisers to the Arranger, the Security Agent and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	In the case of an Original Obligor incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	In the case of an Original Obligor incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to that Obligor in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5	Financial information

(a)	Certified copies of:
(i)	the Original Financial Statements and for the Original Parent evidence that it does not need to produce annual financial statements;

(ii)	the Budget of the Borrower dated on or about the Utilisation Date.
(b)	Copy of the Forecast Model and a Compliance Certificate.

6	Group Information

(a)	If relevant, a copy of the Business Plan

(b)	A confirmation that the Group Structure Chart has not been amended.

7	Letter of Confirmation

A letter from the chairman of the board of directors of the Original Parent date on or near the Initial Utilisation Date confirming the Original Parent’s continued intention to complete the IPO on or before the Final IPO Date.

8	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

(b)	Evidence that the Fee Letter has been duly executed by the parties to it.

(c)	Evidence that any process agent referred to in Clause 43.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(d)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(e)	An undertaking executed by a director of Biwater Capital plc that it will not require CSL to repay or settle the loan made by Biwater Capital plc or charge any interest on the loan until all obligations under this Agreement have been discharged in full.

(f)	Any other documentation that the Agent may reasonably require on 3 days’ prior notification.

PART III
Conditions Precedent to Utilisation following the Amendment Date
1	Original Obligors

(a)	A copy of the constitutional documents of each Obligor (comprising for a Dutch Obligor its deeds of incorporation and articles of association and a recent extract from the Dutch trade register (handelsregister) relating to it) or a certificate of an authorised signatory of each Obligor certifying the constitutional documents most recently delivered to the Agent have not been amended and remain in full force and effect as at a date no earlier the proposed Utilisation Date.

(b)	A copy of a resolution of the board of directors or equivalent body of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in relation to a Dutch Obligor:
(A)	stating that entering into the Finance Documents to which it is a party is allowed by that Dutch Obligor’s articles of association, and serves the best interest of that Dutch Obligor in the meaning of section 2:7 Dutch Civil Code (or equivalent legislation in its Relevant Jurisdiction if applicable), in form and substance acceptable to the Agent;

(B)	including a confirmation that it does not have a works council (ondernemingsraad); and

(C)	confirming that there is no conflict of interest or, if there is, that no general meeting of shareholders has appointed any other person to act for that Dutch Obligor with regard to the transaction.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b).

(d)	A copy of a resolution signed by all the holders of the issued shares in each Obligor (except for the Borrower), approving the terms of, and the transactions contemplated by, the Finance Documents to which that Obligor is a party.

(e)	A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded and, in the case of the Borrower, attaching the most up-to-date Group Structure Chart.

(f)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	In relation to a Dutch Obligor, a copy of a resolution of its board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Finance Documents (and addressing, if applicable, a conflict of interest and conditional approval for the transfer of voting rights on pledged shares) and of a concurring unconditional advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

2	Security

(a)	A copy of each of the following Security Documents duly executed by the parties to it:
(i)	The Borrower:
(A)	An English law share charge relating to the entire issued share capital of CSL granted by the Borrower in favour of the Security Agent for and on behalf of the Secured Parties.

(B)	An English law share charge relating to the entire issued share capital of BWS Finance Limited granted by the Borrower in favour of the Security Agent for and on behalf of the Secured Parties.

(C)	An English law accounts charge relating to the Prepayment Account executed by the Borrower in favour of the Agent for and on behalf of the Finance Parties and Security Agent for and on behalf of the Finance Parties.

(D)	An English law accounts charge relating to the Operating Account executed by the Borrower in favour of the Agent for and on behalf of the Finance Parties and Security Agent for and on behalf of the Finance Parties.

(E)	An English law accounts charge relating to the Collection Account executed by the Borrower in favour of the Agent for and on behalf of the Finance Parties and Security Agent for and on behalf of the Finance Parties.
(ii)	CSL:

An English law all assets fixed and floating security deed executed by CSL in favour of the Security Agent for and on behalf of the Finance Parties.

(iii)	CIL:

An English law accounts charge relating to CIL’s current account and US Dollar call deposit account granted by CIL in favour of the Agent for and on behalf of the Finance Parties and the Security Agent for and on behalf of the Finance Parties.
(b)	All documentation, and/or evidence of all other steps, required to create, perfect and (where necessary) register those Security Documents as advised to the Security Agent by its legal advisers in each relevant jurisdiction.

3	Legal opinions

(a)	A legal opinion of Linklaters LLP, legal advisers to the Arranger, the Security Agent and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	In the case of an Original Obligor incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger, the Security Agent and the

Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4	Financial information

Certified copies of the most up-to-date audited financial statements of each Obligor or a certificate of each Obligor (signed by a director) confirming that the audited financial statements most recently delivered to the Agent are the most up-to-date audited financial statements of that Obligor;

5	Group and Acquisition Information

(a)	A copy of the business projections and/or any report prepared for the board in relation to the Proposed Acquisition.

(b)	A confirmation from the Borrower (signed by a Director) that all legal, tax, technical, financial, environmental, insurance and any other relevant due diligence has been completed in relation to any Proposed Acquisition (to the extent applicable).

(c)	A confirmation that the Group Structure Chart has not been amended.

6	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

(b)	Evidence that the Fee Letter has been duly executed by the parties to it.

(c)	Evidence that any process agent referred to in Clause 43.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(e)	A letter agreement relating to ancillary business from the Borrower to the Arranger in a form acceptable to the Arranger.

(f)	A side letter from a director of CIL to the Agent and the Security Agent confirming that CIL will work in good faith with the minority shareholder of CWC to make and file appropriate amendments to CWC’s articles of association to allow CIL to grant an English law shares charge to the Security Agent over the issued shares it holds in CWC in a form acceptable to the Agent and the Security Agent within six months of the date of such side letter.

(g)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(h)	Any other documentation that the Agent may reasonably require on 3 days’ prior notification.

PART IV
Conditions Precedent required to be
delivered by an Additional Guarantor
1	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2	A copy of the constitutional documents of the Additional Guarantor (comprising for a Dutch Obligor its deeds of incorporation and articles of association and a recent extract from the Dutch trade register (handelsregister) relating to it).

3	A copy of a resolution of the board of directors or equivalent body of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and each Finance Document;

(b)	authorising a specified person or persons to execute the Accession Letter and each Finance Document on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents; and

(d)	in relation to a Dutch Obligor, stating that entering into the Finance Documents is (a) allowed by that Dutch Obligor’s articles of association and (b) serves the best interest of that Dutch Obligor in the meaning of section 2:7 Dutch Civil Code (or equivalent legislation in its Relevant Jurisdiction if applicable), in form and substance acceptable to the Agent.
4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5	In the case of an Additional Guarantor incorporated in England and Wales, or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

7	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8	In respect of a Dutch Obligor, a copy of a resolution of its (a) general meeting of shareholders and (b) board of supervisory directors (if any), approving its execution and the terms of, and the transactions contemplated by, the Finance Documents (and addressing, if applicable, a conflict of interest and conditional approval for the transfer of voting rights on pledged shares) and of concurring unconditional advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

9	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10	If available, the latest audited financial statements of the Additional Guarantor.

11	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

12	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Additional Guarantor in the jurisdiction in which the Additional Guarantor is incorporated.

13	A copy of each Security Document creating such Security as the Agent requires, duly executed by the Additional Guarantor and the Security Agent (or, if appropriate, the Finance Parties).

14	All documentation, and/or evidence of all other steps, required to perfect those Security Documents as advised to the Security Agent by its legal advisers in each relevant jurisdiction.

15	A copy of the constitutional documents of the Additional Guarantor, if its shares are subject to Security under any Security Document, in the form required by the Agent, together with any resolutions of the shareholders of the Additional Guarantor adopting such changes to the constitutional documents of the Additional Guarantor as the Agent requires to, among other things, remove any restriction on any transfer of shares on voting rights attached to the shares or partnership interests (or equivalent) in the Additional Guarantor pursuant to any enforcement of any such Security Document.

16	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence of compliance with any similar or equivalent procedure for permitting financial assistance.

17	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not a Guarantor, has accepted its appointment in relation to the proposed Additional Guarantor.

18	Evidence satisfactory to the Agent that each Lender has carried out and is satisfied it has complied with all necessary “know your customer” or other similar checks in respect of the Additional Guarantor under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

SCHEDULE 3
Requests
PART I
Utilisation Request
Revolving Facility Loans

From:	Cascal N.V.

To:	HSBC Bank plc
Dated:
Dear Sirs
Cascal N.V. – US$70,000,000 Facility Agreement originally dated 25 June 2007, as amended and restated on 2 November 2007 and as further amended on 19 November
2007 and as further amended and restated on 12 June 2008 (the “Agreement”)
1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Revolving Facility Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Revolving Facility

Currency of Revolving Facility Loan:	US Dollars

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]
3	We confirm that each condition specified in Clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of this Revolving Facility Loan should be credited to [account].

5	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Cascal N.V.

PART II
Utilisation Request
Bank Guarantee

From:	Cascal N.V.

To:	HSBC Bank plc
Dated:
Dear Sirs
Cascal N.V. – US$70,000,000 Facility Agreement originally dated 25 June 2007, as amended and restated on 2 November 2007 and as further amended on 19 November
2007 and as further amended and restated on 12 June 2008 (the “Agreement”)
1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to arrange for a Bank Guarantee to be issued by the Issuing Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Guarantee Facility

Currency of Bank Guarantee:	US Dollars

Amount:	[ ] or, if less, the Available Facility

Beneficiary:	[ ]

Term or Expiry Date:	[ ]

Issuing Bank:	HSBC Bank plc
3	We confirm that each condition specified in Clause 6.6 (Issue of Bank Guarantee) is satisfied on the date of this Utilisation Request.

4	We attach a copy of the proposed Bank Guarantee.

5	This Utilisation Request is irrevocable.
Delivery Instructions:
[Specify delivery instructions]
Yours faithfully

authorised signatory for
Cascal N.V.

SCHEDULE 4
Mandatory Cost Formulae
1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Revolving Facility Loan or Bank Guarantee) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Revolving Facility Loans made or any Bank Guarantee from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Revolving Facility Loan or any Bank Guarantee:

AB + C (B - D) + E x 0.01 100 - (A + C)	per cent. per annum
(b)	in relation to a Revolving Facility Loan or any Bank Guarantee in any currency other than sterling:

E x 0.01 300	per cent. per annum.
Where:

(E)	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

(F)	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Revolving Facility Loan or any Bank Guarantee is an Unpaid Sum, the additional rate of interest specified in Clause 10.3(a)) payable for the relevant Interest Period on the Revolving Facility Loan or any Bank Guarantee.

(G)	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(H)	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

(I)	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.
9	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form Of Transfer Certificate

To:	HSBC Bank plc as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
Cascal N.V. – US$70,000,000 Facility Agreement originally dated 25 June 2007, as amended and restated on 2 November 2007 and as further amended on 19 November
2007 and as further amended and restated on 12 June 2008 (the “Agreement”)
1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 26.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

(d)	The New Lender agrees to be bound by the terms of the Agreement as a Lender.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 26.4(c).

4	The New Lender hereby represents and warrants that it is a professional market party (professionele marketpartij) as set out in the Dutch Financial Supervision Act (Wet op het financieel toezicht). [This representation shall only be given if the amount transferred is less than €50,000 (or its equivalent in foreign currency)]

5	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

[4/5]. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6]. This Transfer Certificate is governed by English law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as
[           ].
HSBC Bank plc
By:

SCHEDULE 6
Form of Accession Letter

To:	HSBC Bank plc as Agent

From:	[Subsidiary] and Cascal N.V.

Dated:

Dear Sirs
Cascal N.V. – US$70,000,000 Facility Agreement originally dated 25 June 2007, as amended and restated on 2 November 2007 and as further amended on 19 November
2007 and as further amended and restated on 12 June 2008 (the “Agreement”)
1	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 27.2 (Additional Guarantors) of the Agreement.

3	[Subsidiary] is a company duly incorporated under the law of [name of relevant jurisdiction].
[The guarantee of [Subsidiary] [giving a guarantee other than in respect of its Subsidiary] is subject to the following limitations:
(a)	if [Subsidiary] is incorporated in [ ] [and is giving a guarantee other than in respect of its Subsidiary], those limitations set out in paragraph (a) [([ ])] of Clause 19.10 (Limitations) of the Agreement, in relation to [Subsidiary];

(b)	if:
(i)	[Subsidiary] is incorporated in any other jurisdiction [and is giving a guarantee other than in respect of its Subsidiary]; or

(ii)	[Subsidiary] is incorporated in [ ] [or [ ]] [and is giving a guarantee other than in respect of its Subsidiary] and limitations other than those set out in paragraph (a) [or [ ]] of Clause 19.10 (Limitations) of the Agreement are agreed in respect of [Subsidiary],
[insert guarantee limitation wording for relevant jurisdiction].]
4	The Borrower confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Guarantor under the Finance Documents nor any other existing financing arrangements.

5	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

6	This Accession Letter is governed by English law.

This Guarantor Accession Letter has been delivered on the date stated at the beginning of this Guarantor Accession Letter.

for and on behalf of	for and on behalf of
Cascal N.V.	[Subsidiary]

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:	HSBC Bank plc as Agent

From: Cascal N.V.

Dated:

Dear Sirs
Cascal N.V. – US$70,000,000 Facility Agreement originally dated 25 June 2007, as amended and restated on 2 November 2007 and as further amended on 19 November
2007 and as further amended and restated on 12 June 2008 (the “Agreement”)
1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2	We confirm that:
(a)	the ratio of EBITDA to Net Interest Expense for the Relevant Period ended on [•] (the “Calculation Date”) was [•] to 1;

(b)	the ratio of Net Borrowings to EBITDA for that Relevant Period was [•] to 1 on the Calculation Date;

(c)	the ratio of Net Senior Borrowings to RAV for the Accounting Period ending on the Calculation Date was [•] to 1;

(d)	the ratio of Cash Flow to Debt Service for that Relevant Period was [•] to 1; and

(e)	the ratio of total Debt Service to EBITDA of the English Companies for the Relevant Period ending on the Calculation Date was [•] to 1.
3	We attach the financial statements delivered pursuant to paragraph (a)[(i)] of Clause 21.1 (Financial statements) or quarterly accounts delivered pursuant to Clause 21.2 (Quarterly financial statements) of the Agreement.
4	We hereby confirm that no Default is continuing.[1]
5	We hereby confirm that all financial covenants under all Existing Indebtedness have been satisfied for the period [•].

Signed:

	CFO	Director
	of	of
	Cascal N.V.	Cascal N.V.

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

[insert applicable certification language]

for and on behalf of
[name of auditors of the Borrower]

SCHEDULE 8
Timetables
PART I
Revolving Facility Loans
“D —” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Revolving Facility Loans
in US Dollars
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D — 4
11:00 a.m. (London time)

Agent determines (in relation to a Utilisation) the amount of the Revolving Facility Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Revolving Facility Loan in accordance with Clause 5.4 (Lenders’ participation)
D — 3 11:00 a.m.

LIBOR is fixed	Quotation Day as of

11:00 a.m.

PART II
Bank Guarantee
“D —” refers to the number of Business Days before the relevant Utilisation Date.

US Dollars
Delivery of a duly completed Utilisation Request (Clause 6.3 (Delivery of a Utilisation Request for Bank Guarantee))	D — 4
11:00 a.m. (London time)

Agent determines (in relation to a Utilisation) the amount of the Bank Guarantee, if required under Clause 6.6 (Issue of Bank Guarantee) and notifies the Issuing Bank and the Lenders of the Bank Guarantee in accordance with Clause 6.6 (Issue of Bank Guarantee)
D — 3 11:00 a.m.

Delivery of a duly completed Renewal Request (Clause 6.7 (Renewal of a Bank Guarantee)).	D — 90
10:00 a.m.

SCHEDULE 9
FORM OF BANK GUARANTEE
[Deliberately left blank]

SCHEDULE 10
SECURITY AGENCY PROVISIONS
1	Definitions

In this Schedule:

“Security Property” means all right, title and interest in, to and under any Security Document, including:
(i)	the assets over which Security is expressed to be created pursuant to any Security Document (the “Charged Assets”);

(ii)	the benefit of the undertakings in any Security Document; and

(iii)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.
2	Declaration of trust

(a)	The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Agreement.

(b)	Subject to paragraph (c), paragraph (a) shall not apply to any Security Document which is expressed to be or is construed to be governed by any law other than English law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

(c)	Paragraph (b) shall not affect or limit Clause 29.18(d) (Parallel Debt) nor the applicability of the provisions of this Schedule with respect to any Security Document which is expressed to be or is construed to be governed by any law other than English law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

3	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:
(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.
4	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Assets.

5	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Debt is to be calculated and may require, and rely on, a certificate from any Party giving details of:
(a)	any sums due or owing to any Party as at that date; and

(b)	such other matters as it thinks fit.
8	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9	No duty to collect payments

The Security Agent shall not have any duty:
(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets or any Debt is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets or any Debt.
10	Perpetuity period

The perpetuity period for the trusts created by this Agreement shall be 80 years from this date of this Agreement.

11	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Debt and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) will override any application made or purported to be made by any other person.

12	Investments

All money received or held by the Security Agent pursuant to this trusts in this Agreement may, in the name of, or under the control of, the Security Agent:
(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself, any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

13	Suspense account

Subject to paragraph 14 (Timing of distributions), the Security Agent may:
(a)	hold in an interest bearing suspense account any moneys received by it from any Party; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 (Investments).
14	Timing of distributions

Distributions by the Security Agent shall be made as and when determined by it.

15	Delegation

(a)	The Security Agent may:
(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or security agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.
(b)	The Security Agent will not be:
(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or security agent appointed by it pursuant to paragraph (a); or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or security agent,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee or security agent.
16	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

17	Party

The Security Agent shall be entitled to assume that a Party is acting in a particular capacity stated in this Agreement or an Accession Deed unless notified to the contrary.

18	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties and powers of the Security Agent in relation to the trusts constituted by any Finance Document save to the extent required by law. Where there are inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the express provisions of any such Finance Document, the provisions of such Finance Document shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of such Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

SCHEDULE 11
EXISTING INDEBTEDNESS

					Total	Currency	USD
Company	Commencement	Lender/Security	Year of		Facility	Balance	Balance
with liability	Date	Holder	Expiry	Currency	(000s)	(000s)*	(000s)*	Security	Comments
Third Party Facilities Loans and Guarantees

BOURNEMOUTH & WEST HANTS. WATER PLC	21/06/2006	RBS	2009	GBP	£10,000			Subordinated facility - secured (BSTID)	Acquisition Facility used to secure Pension deficit

Guarantee Balance						£8,600	$17,097

BOURNEMOUTH & WEST HANTS. WATER PLC	20/04/2005	RBS (‘Artesian’)	2033	GBP	£65,000 (+indexation)	£71,600	$142,346	Secured facility (BSTID)	General funding for BWH regulated business and used to refinance Pref Shares Index linked with indexation added to

BOURNEMOUTH & WEST HANTS. WATER PLC	Revolving	Lloyds Bank	N/A	GBP	£5,000	£ nil	$ nil	Unsecured	Overdraft facility; rolled over annually on 31 January

BOURNEMOUTH & WEST HANTS. WATER PLC	N/A	Perpetual Debentures	N/A	GBP	£163	£163	$324	Unsecured

BOURNEMOUTH & WEST HANTS. WATER PLC	2007	Pre Heat Vendors	2009	GBP	£700	£700	$1,392	Unsecured	Part of financing of Pre Heat Acquisition

CASCAL N.V. Guarantee (for benefit of):		Lloyds							NOTE: TO BE REPLACED BY UTILISATION OF

					Total		Currency	USD
Company	Commencement	Lender/Security	Year of		Facility		Balance	Balance
with liability	Date	Holder	Expiry	Currency	(000s)		(000s)*	(000s)*	Security	Comments
										THE FACILITY

DBSA/Nelspruit				RAND	ZAR	10,819			)Cash collateralised	Main Performance
Council									)$161K	Guarantee
Nelspruit Council				RAND	ZAR	721			) )	Customer Deposit Guarantee

CASCAL N.V. Guarantee (for benefit of):		Barclays								NOTE: TO BE REPLACED BY UTILISATION OF THE FACILITY

Banco Edwards Nelspruit Council				RAND	ZAR	6,298			)Cash collateralised )$1,038K ) )	Secures Cascal S.A. Loan O&M Performance Guarantee

CASCAL BV and Cascal Investments Limited Guarantee (for benefit of):	2006	I.F.C.		USD		$16,000		$8,640	Guarantee is unsecured	Guarantee is currently
Aquas de Panama										provided by Biwater Plc but is counter indemnified by Cascal BV pending transfer of IFC guarantee to Cascal BV

Finance Leases

BOURNEMOUTH & WEST	1995	W&G Leasing	2015	GBP		£5,382	£ 4,915	$9,771		Approx half paid
HANTS	1988	Lloyds Finance	2008	GBP		£150				off within 5 years

					Total	Currency		USD
Company	Commencement	Lender/Security	Year of		Facility	Balance		Balance
with liability	Date	Holder	Expiry	Currency	(000s)	(000s)*		(000s)*		Security	Comments
WATER PLC	1987	Lloyds Finance	2007	GBP	£24	£ £	101 nil	£ £	201 nil

Intercompany Loans

CASCAL INVESTMENTS LTD		Cascal N.V.		GBP			$33,391		$33,391	Unsecured	Used to finance acquisition of China Water Company and Yancheng, less repayments from Panama dividend

CASCAL S.A.	2000	Cascal N.V.	N/A	USD	N/A		$22,422		$22,422	Unsecured	General facility for funding Chilean businesses

Bayesa S.A		Cascal N.V.		USD			$526		$526

Cascal Operations (Proprietary) Limited		Cascal N.V.		USD			$1,451		$1,451

Greater Nelspruit Utility Co.		Cascal N.V.		USD			$1,070		$1,070

Cascal N.V.		BWSF		USD			$6,251		$6,251

BOURNEMOUTH & WEST HANTS. WATER	2007	PRE HEAT LIMITED	N/A	GBP	N/A		$1,000		$1,000		General funding for BWHW Plc

SCHEDULE 12
Existing Security

				Maximum Principal
				Loan Amount Secured
				(whether or not	Actual Outstanding
	Name of entity		Year of	utilised)	Balance
Date	creating security	Security Holder	Expiry	(in equivalent to USD)	(in equivalent to USD)
15/11/2000	Cascal SA	Banco Edwards (bank guarantee provided by Cascal BV)	2008	1 million	0.6	million

14/03/2007	Cascal N.V.	Barclays Bank plc (cash collateral provided for guarantee facility used by Cascal BV)	2008	2 million	1.038	million

01/02/2007	Cascal N.V.	Lloyds Bank Plc (cash collateral provided for guarantee facility used by Cascal BV)	2008	>1 million	$161,000

05/11/2002	Cascal N.V.	Investec Bank (bank guarantee provided by Fortis Bank using Biwater plc facility with counter indemnity from Cascal BV to Biwater Plc)	2018	3 million	3	million

11/04/2003	CIL	I.F.C. (share pledge of Aguas de Panama shares)	2012	16 million	8.64	million

Total					13.44	million

CASCAL FACILITY AGREEMENT
SIGNATURE PAGE 1
The Borrower
CASCAL N.V.

Address:	6.1.24, Strawinskylaan 3105

1077 ZX

Amsterdam, The Netherlands

Fax No:	+31 2044 22384

Attention:	Chief Commercial Officer

By:
The Guarantors
CASCAL SERVICES LIMITED

Address:	Biwater House

Station Approach

Dorking, Surrey RH4 1TZ

Fax No:	+44 (0)1306 746031

Attention:	Company Secretary

By:
BWS FINANCE LIMITED

Address:	Biwater House

Station Approach

Dorking, Surrey RH4 1TZ

Fax No:	+44 (0)1306 746031

Attention:	Company Secretary

By:

CASCAL FACILITY AGREEMENT
SIGNATURE PAGE 2
CASCAL INVESTMENTS LIMITED

Address:	Biwater House

Station Approach

Dorking, Surrey RH4 1TZ

Fax No:	+44 (0)1306 746031

Attention:	Company Secretary

By:

CASCAL FACILITY AGREEMENT
SIGNATURE PAGE 3
The Arranger
HSBC BANK PLC

Address:	HBEU Thames Valley Corporate Banking

Centre Apex Plaza

Reading

RG1 1AX

Fax No:	+44 (0)8455 879371

Attention:	Sue Barnes, Corporate Banking Manager

By:
The Original Lender
HSBC BANK PLC

Address:	HBEU Thames Valley Corporate Banking

Centre Apex Plaza

Reading

RG1 1AX

Fax No:	+44 (0) 8455 879371

Attention:	Sue Barnes, Corporate Banking Manager

By:
The Agent
HSBC BANK PLC

Address:	24th Floor

8 Canada Square

London E14 5HQ

Fax No:	020 7992 4680

Attention:	Process Manager, Loans Administration

By:

CASCAL FACILITY AGREEMENT
SIGNATURE PAGE 4
The Security Agent
HSBC BANK PLC

Address:	24th Floor

8 Canada Square

London E14 5HQ

Fax No:	020 7992 4680

Attention:	Process Manager, Loans Administration

By:
The Issuing Bank
HSBC BANK PLC

Address:	24th Floor

8 Canada Square

London E14 5HQ

Fax No:	020 7992 4680

Attention:	Process Manager, Loans Administration

By:

AMENDMENT AND RESTATEMENT AGREEMENT
SIGNATURE PAGE 1

The Borrower

CASCAL N.V.

Address:	6.1.24, Strawinskylaan 3105

1077 ZX

Amsterdam, The Netherlands

Fax No:	+31 2044 22384

Attention:	Chief Commercial Officer

By:	/s/ Stephane Richer

The Obligor

CASCAL SERVICES LIMITED

Address:	Biwater House

Station Approach

Dorking, Surrey RH4 1TZ

Fax No:	+44 (0)1306 746031

Attention:	Company Secretary

By:	/s/ Stephane Richer

The Original Guarantors

BWS FINANCE LIMITED

Address:	Biwater House

Station Approach

Dorking, Surrey RH4 1TZ

Fax No:	+44 (0)1306 746031

Attention:	Company Secretary

By:	/s/ Stephane Richer

AMENDMENT AND RESTATEMENT AGREEMENT
SIGNATURE PAGE 2

CASCAL INVESTMENTS LIMITED

Address:	Biwater House

Station Approach

Dorking, Surrey RH4 1TZ

Fax No:	+44 (0)1306 746031

Attention:	Company Secretary

By:	/s/ Stephane Richer

Former Guarantor

BIWATER INVESTMENTS LIMITED

Address:	Biwater House

Station Approach

Dorking, Surrey RH4 1TZ

Fax No:	+44 (0)1306 746031

Attention:	Managing Director

By:	/s/ Philip Michael Wainwright

AMENDMENT AND RESTATEMENT AGREEMENT
SIGNATURE PAGE 3

The Arranger

HSBC BANK PLC

Address:	HBEU Thames Valley Corporate Banking

Centre Apex Plaza

Reading

Station Approach

Fax No:	+44 (0)8455 879371

Attention:	Sue Barnes, Corporate Banking Manager

By:	/s/ Sue Barnes

Original Lender

HSBC BANK PLC

Address:	HBEU Thames Valley Corporate Banking

Centre Apex Plaza

Reading

Station Approach

Fax No:	+44 (0)8455 879371

Attention:	Sue Barnes, Corporate Banking Manager

By:	/s/ Sue Barnes

AMENDMENT AND RESTATEMENT AGREEMENT
SIGNATURE PAGE 4

The Agent

HSBC BANK PLC

Address:	24th Floor

8 Canada Square

London E14 5HQ

Fax No:	+44 (0)20 7992 4680

Attention:	Process Manager, Loans Administration

By:	/s/ Sue Barnes

The Security Agent

HSBC BANK PLC

Address:	24th Floor

8 Canada Square

London E14 5HQ

Fax No:	+44 (0)20 7992 4680

Attention:	Process Manager, Loans Administration

By:	/s/ Sue Barnes

The Issuing Bank

HSBC BANK PLC

Address:	24th Floor

8 Canada Square

London E14 5HQ

Fax No:	+44 (0)20 7992 4680

Attention:	Process Manager, Loans Administration

By:	/s/ Sue Barnes